UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WYNN RESORTS, LIMITED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting

Notice of Annual Meeting of Stockholders

to be held on April 24, 2015

To Our Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Wynn Resorts, Limited, a Nevada corporation (the “Company”), will be held at the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, on April 24, 2015, at 9:00 am (local time).

Purpose of the Meeting

The Annual Meeting will be held for the following purposes:

1.	To elect the two Class I directors named in the Proxy Statement to serve until the 2018 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.

To consider and vote on a proposal to amend the Company’s Second Amended and Restated Articles of Incorporation to provide the Company with additional flexibility in making distributions to its stockholders;

4.	To consider and vote on the stockholder proposal described in the Proxy Statement, if properly presented at the Annual Meeting; and

5.	To consider and transact such other business as may properly come before the Annual Meeting, or at any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only the Company’s stockholders of record at the close of business on March 5, 2015, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. Only such stockholders, their proxy holders and our invited guests may attend the Annual Meeting.

Notice Regarding Availability of Proxy Materials

This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2014, are available at http://www.wynnresorts.com on the Company Information page. We mailed to our stockholders a notice containing instructions on how to access our Annual Meeting materials, including the Proxy Statement and our Annual Report for the fiscal year ended December 31, 2014, either electronically (together with instructions as to how to vote online) or in paper format.

Your Vote is Important

Whether or not you plan to attend the Annual Meeting, you are encouraged to read the attached Proxy Statement and then cast your vote as promptly as possible by following the instructions in the notice you receive. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through an intermediary, such as a bank, broker or other nominee, unless you provide voting instructions to such person, your shares will not be voted on most matters being considered at the Annual Meeting and your vote is therefore especially important.

By Order of the Board of Directors

Kim Sinatra

Secretary

Las Vegas, Nevada

March     , 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2015

This Proxy Statement and our 2014 Annual Report on Form 10-K are available at http://www.wynnresorts.com under the heading “Annual Meeting & Related Materials” on the Company Information page.

Notice of Annual Meeting

General Information

Our 2015 Annual Meeting of Stockholders

This Proxy Statement is furnished to the stockholders of Wynn Resorts, Limited, a Nevada corporation (“Wynn Resorts,” “we” or the “Company”), in connection with the solicitation by its Board of Directors (the “Board”) of proxies for its 2015 Annual Meeting of Stockholders to be held on April 24, 2015 at the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, at 9:00 am (local time) (the “Annual Meeting”), and at any adjournments or postponements thereof. Our principal executive offices are 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement and are more fully described herein.

The Board recommends a vote as follows:

Proposal Number	Proposal	Board Recommendation

1	Election of the two Class I director nominees named in this Proxy Statement to serve until the 2018 Annual Meeting of Stockholders	FOR each nominee

2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015	FOR

3	Approval of an amendment to the Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) to provide the Company with additional flexibility in making distributions to its stockholders	FOR

4	Vote on a stockholder proposal described in this Proxy Statement, if properly presented	AGAINST

Notice of Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to stockholders via the internet, instead of mailing printed copies of those materials to each stockholder. Accordingly, we mailed to stockholders a Notice of Internet Availability containing instructions on how to access our Annual Meeting materials, including this Proxy Statement and our Annual Report for the fiscal year ending December 31, 2014. The Notice of Internet Availability also explains how to vote through the internet or telephonically.

This electronic access process expedites stockholders’ receipt of our Annual Meeting materials, lowers the cost of our Annual Meeting and conserves natural resources. However, if you would prefer to receive a printed copy of our Annual Meeting materials, a paper proxy card or voting instructions card, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our Annual Meeting materials electronically or by mail, you will continue to receive these materials in that format unless you elect otherwise.

Revocability of Proxies

If you are a record holder of shares of the Company’s common stock, par value $0.01 (“Common Stock”), as of the close of business on March 5, 2015 and you deliver a proxy pursuant to this solicitation, you may revoke that proxy at any time before it is voted by (a) giving written notice to our Secretary at the address set forth below, (b) delivering to our Secretary a later dated proxy, (c) submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed), or (d) voting in person at the Annual Meeting. Written notice of revocation or subsequent proxy should be sent to:

Wynn Resorts, Limited

c/o Corporate Secretary

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Please note, however, that if your shares are held through an intermediary such as a bank, broker or other nominee, you must contact that person if you wish to revoke previously given voting instructions. In this case, attendance at the Annual Meeting, in and of itself, does not revoke a prior proxy.

General Information

General Information

Voting and Solicitation

Only holders of record of shares of the Company’s Common Stock as of the close of business on March 5, 2015, the record date fixed by the Board (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. As of the Record Date, there were          shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the Annual Meeting.

At least a majority of the outstanding shares of Common Stock must be represented at the Annual Meeting, in person or by proxy, to constitute a quorum and to transact business at the Annual Meeting. Abstentions and “withhold” votes are counted for purposes determining whether there is a quorum.

A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of the director nominees. Shares as to which a stockholder withholds voting authority in the election of directors and broker non-votes, which are described below, will not be counted as votes cast and, therefore, will not affect the outcome of the election.

Approval of Proposal No. 3 (approval of amendment to Articles) requires the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding Common Stock of the Company. Abstentions, broker non-votes, as well as shares not in attendance at the Annual Meeting and not voted by proxy, will have the same effect as a vote against the Articles Proposal.

For each other item to be acted upon at the Annual Meeting (Proposal No. 2 and 4), the item will be approved if the number of votes cast in favor of the item by the stockholders entitled to vote exceeds the number of votes cast in opposition to the item. Abstentions and broker non-votes will not be counted as votes cast on an item and, therefore, will not affect the outcome of these proposals. Shares represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the directions of stockholders indicated in their proxies. If no specification is made, shares represented by executed and unrevoked proxies will be voted in accordance with the specific recommendations of the Board set forth above. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.

For stockholders who hold shares through intermediaries, such as brokers, banks and other nominees, such intermediaries may not be permitted to vote on some of the matters being proposed at this meeting unless the stockholder votes his or her shares. Accordingly, we encourage you to vote your shares on all matters being considered at the Annual Meeting. When a bank, broker or other nominee does not have authority to vote on a particular item without instructions from the beneficial owner and has not received instructions, a “broker non-vote” occurs.

Attending the Annual Meeting

For stockholders of record, a government-issued photo identification that matches the stockholder’s name on the Company’s stock ledger as of close of business on the Record Date must be presented to attend the Annual Meeting.

For stockholders who own shares of the Company’s Common Stock through an intermediary, such as a broker, bank or other nominee, satisfactory proof of ownership of the Company’s Common Stock as of close of business on the Record Date must be presented to attend the Annual Meeting. Satisfactory proof of ownership consists of a government-issued photo identification and a document that includes the stockholder’s name and confirms ownership as of the Record Date, such as (a) the Notice of Internet Availability that was mailed to the stockholder, (b) a copy of a voting instruction form mailed to the stockholder or, (c) a valid proxy signed by the record holder.

Persons who are not stockholders will be entitled to admission only if they have a valid legal proxy from a record holder and government-issued photo identification. Each stockholder may appoint only one proxyholder to attend on his or her behalf.

General Information

Proposal 1: Election of Directors

Under our Articles and our Seventh Amended and Restated Bylaws (the “Bylaws”), the number of directors on our Board is established from time to time by resolution of the Board and must not be less than one nor more than thirteen members. Our Board currently has eight directors, divided into three classes, designated as Class I, Class II and Class III. Members of each class serve for a three-year term. At each annual meeting, the terms of one class of directors expire. The term of office of the current Class I directors will expire at the 2015 Annual Meeting. The term of office of the current Class II directors will expire in 2016 and the term of office of the current Class III directors will expire in 2017. The Board has voted to reduce the size of Class I to two directors, effective upon expiration of the terms of the current Class I directors at the 2015 Annual Meeting, resulting in the size of the Board being reduced from eight directors to seven. The Board has nominated the two nominees listed below to serve as Class I directors for terms that commence upon election at the 2015 Annual Meeting. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

Director Nominees

At the recommendation of the Nominating and Corporate Governance Committee, the Board is nominating the following directors for election as Class I directors:

•	John J. Hagenbuch
•	J. Edward Virtue

Biographical and other information concerning these and the other directors that serve on our Board is provided below. Also included are the key skills and qualifications of our directors supporting their service, in light of the Company’s business and structure.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION

OF THE NOMINEES LISTED ABOVE.

Director Biographies and Qualifications

Class I Director Nominees for Election

John J. Hagenbuch. Mr. Hagenbuch, 63, has served as a director of the Company since December 2012. Mr. Hagenbuch serves as a member of the Compensation Committee and as a member of the Audit Committee. Mr. Hagenbuch is Chairman of M&H Realty Partners and WestLand Capital Partners, investment firms he co-founded in 1994 and 2010, respectively. Previously, Mr. Hagenbuch was a General Partner of Hellman & Friedman, a private equity firm that he joined as its third partner in 1985. He graduated magna cum laude from Princeton University and holds an MBA from Stanford University Graduate School of Business.

Experience, qualifications, attributes and skills. Mr. Hagenbuch brings to our Board deep corporate strategy and financial expertise gained over thirty years as a private equity investor and as a director of a number of public and private companies. Additionally, Mr. Hagenbuch provides valuable insight and perspective to our Board as the Company continues to position itself to capture new development opportunities in today’s gaming environment.

J. Edward Virtue. Mr. Virtue, 54, has served as a director of the Company since November 2012. Mr. Virtue serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Mr. Virtue is the Chief Executive Officer and Founder of MidOcean Partners, an alternative asset manager based in New York. MidOcean’s private equity and hedge funds are focused on investing in middle market companies. Prior to founding MidOcean in 2003, Mr. Virtue held senior positions at financial service firms Deutsche Bank, Bankers Trust and Drexel Burnham Lambert.

Experience, qualifications, attributes and skills. Mr. Virtue has extensive financial experience as a fund manager and business investor, including experience in the gaming, hospitality and consumer products industries. The continuing challenges of the global economic environment require sophisticated and diverse experience in capital markets, which the Nominating and Governance Committee and the Board determined Mr. Virtue provides.

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Directors Continuing in Office

Class II Directors

Dr. Ray. R. Irani. Dr. Irani, 80, has served as a director of the Company since October 2007. Dr. Irani serves as a member of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Dr. Irani is the former Executive Chairman, Chairman and Chief Executive Officer of Occidental Petroleum Corporation, an international oil and gas exploration and production company with operations throughout the world. He is a member of The Conference Board and the Council on Foreign Relations. Dr. Irani is a Trustee of the University of Southern California. He is also a member of the Board of Directors of the Los Angeles World Affairs Council.

Experience, qualifications, attributes and skills. After the opening of Wynn Macau in 2006, the Company sought additional representation on the Board by executives with experience in managing international operations and keen insight into issues relevant to companies with global operations, which are of great importance to the Company. Dr. Irani was elected to the Board in 2007, and the Company continues to benefit from his extensive international business experience.

Alvin V. Shoemaker. Mr. Shoemaker, 76, has served as a director of the Company since December 2002. Mr. Shoemaker serves as a member of the Compensation Committee and as a member of the Audit Committee. Mr. Shoemaker was the Chairman of the Board of First Boston Inc. and First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker currently serves as a member of the board of directors of Huntsman Corporation.

Experience, qualifications, attributes and skills. Mr. Shoemaker has served on the Board of the Company since its formation in 2002. With his extensive knowledge of the Company’s development, strategy, financing arrangements and operations since its formation and his deep experience as a financial executive serving as the Chairman of First Boston, Mr. Shoemaker contributes to the Board’s oversight of the Company’s financial matters. Mr. Shoemaker’s experience in this respect has been especially valuable to the Company during the recent financial crisis, and enables him to provide strong leadership.

Stephen A. Wynn. Mr. Wynn, 73, has served as Chairman and Chief Executive Officer of the Company since June 2002. Mr. Wynn has been an Executive Director, the Chairman of the Board of Directors and Chief Executive Officer of Wynn Macau, Limited, a majority owned subsidiary of the Company, since September 2009 and President of Wynn Macau, Limited until January, 2014. Mr. Wynn has also served as Director, Chairman and Chief Executive Officer of Wynn Resorts (Macau) S.A. since October 2001. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts, Limited. Mr. Wynn also serves as an officer and/or director of several subsidiaries of Wynn Resorts,

Limited. Mr. Wynn served as Chairman, President and Chief Executive Officer of Mirage Resorts, Inc. and its predecessor, Golden Nugget Inc., between 1973 and 2000. Mr. Wynn developed, opened and operated The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively. In October 2014, Harvard Business Review ranked Mr. Wynn No. 17 of the 100 best-performing CEO’s in the world.

Experience, qualifications, attributes and skills. Mr. Wynn is the founder and creative and organizational force of Wynn Resorts. Mr. Wynn’s 45 years of experience in the industry have contributed to his brand name status as the preeminent designer, developer and operator of destination casino resorts. Mr. Wynn’s involvement with our casino resorts provides a distinct advantage over other gaming enterprises. As founder, Chairman and Chief Executive Officer, he has a unique perspective into the operations and vision for the Company.

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Class III Directors

Robert J. Miller. Governor Miller, 69, has served as a director of the Company since October 2002. Governor Miller serves as the Company’s Independent Presiding Director, Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. Governor Miller is also the Chairman of the Company’s Compliance Committee and serves as the Company’s Compliance Director. In those roles, he led the Board’s independent investigation of Aruze USA, Inc. On February 27, 2014, the Board acted to combine these roles under the Chairman of the Company’s Compliance Committee. In June 2010, Governor Miller founded Robert J. Miller Consulting, a company that provides assistance in establishing relationships with, and building partnerships between, private and government entities on the local, state, national and international level. Governor Miller also currently serves as a Senior Advisor to Grayling, a multidisciplinary governmental affairs strategy and management firm. Governor Miller was a partner of the Nevada law firm of Jones Vargas from 2000 to 2005. From January 1989 until January 1999, Governor Miller served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. From 1979 to 1987, Governor Miller was the Clark County District Attorney and from 1984 to 1985, the President of the National District Attorney’s Association. Governor Miller also serves as a director of International Game Technology (IGT).

Experience, qualifications, attributes and skills. Governor Miller’s extensive experience in regulatory and legal compliance matters, and in Nevada and federal government and politics, brings unique expertise and insight into law enforcement and state regulatory and public policy issues that directly impact the Company’s operations. In addition, his legal background and knowledge of Nevada gaming regulation support his service as Chairman of the Company’s Compliance Committee, which role is important in maintaining our regulatory structure and probity. In addition to serving the longest period as a Governor of the State of Nevada, Governor Miller has long standing experience in law enforcement including terms as an elected judge, police attorney and elected district attorney, during which term he served as the President of the National District Attorneys Association.

D. Boone Wayson. Mr. Wayson, 62, has served as a director of the Company since August 2003. Mr. Wayson serves as the Chairman of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. Mr. Wayson has been a principal of Wayson’s Properties, Incorporated, a real estate development and holding company, since 1970. He also serves as an officer and/or director of other real estate and business ventures. From 2000 through May 2003, Mr. Wayson served as a member of the board of directors and audit committee of MGM Resorts International (formerly MGM Mirage).

Experience, qualifications, attributes and skills. Mr. Wayson’s experience in the real estate and gaming businesses contributes to the Board’s ability to assess and oversee these critical aspects of the Company’s business and to provide insights to the Company’s operations. Mr. Wayson has extensive operational experience in the casino finance and marketing areas beginning as casino controller and ultimately managing a resort casino property in Atlantic City, N.J. The Board benefits from Mr. Wayson’s first-hand experience in operations and utilizes his knowledge of the business, especially in the finance, gaming and marketing areas, to identify, manage and monitor risk.

Additional Information Regarding The Election of Directors

As stated above, the Board has voted to reduce the size of Class I to two directors, effective upon expiration of the terms of the current Class I directors at the 2015 Annual Meeting. In determining to reduce the size of Class I, the Board decided not to re-nominate Elaine P. Wynn to serve as a director, based on the recommendation of the Nominating and Corporate Governance Committee. Ms. Wynn has served as a director of the Company since October 2002, and the Board thanks her for her past service. Pursuant to its charter, the Nominating and Corporate Governance Committee recommends to the Board the Company’s director nominees for election by the stockholders. Under the Board Membership Criteria set forth in the Company’s Corporate Governance Guidelines, in determining whether to nominate or re-nominate a candidate for election as a director of the Company, the Nominating and Corporate Governance Committee considers a number of factors, including a candidate’s ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a candidate’s other commitments, potential conflicts of interest, and independence from management and the Company. Following an extensive process which included multiple meetings and the participation of Ms. Wynn, the Nominating and Corporate Governance Committee determined not to recommend that Ms. Wynn be re-nominated because of (1) concerns over actual or potential conflicts of interest, (2) potential indenture covenant violations triggered by an

Proposal 1: Election of Directors

Proposal 1: Election of Directors

adverse outcome of her cross claim against the Company’s CEO detailed below, (3) the impact of the pendency of that lawsuit and the underlying dispute on the atmosphere in and effectiveness of her participation on the Board, and (4) Ms. Wynn’s lack of independence under NASDAQ listing standards and resulting inability to serve on key Board committees.

Over the coming year, the Nominating and Corporate Governance Committee intends to search for one or two new independent director candidates and, upon identifying a suitable director candidate, expects to increase the Board size accordingly.

As discussed under “Certain Relationships and Related Transactions” on page 35, Ms. Wynn, Aruze USA, Inc. (“Aruze”) (a company controlled by former director Mr. Okada) and Stephen A. Wynn are parties to an Amended and Restated Stockholders Agreement dated January 6, 2010 (the “Amended and Restated Stockholders Agreement”) which contains covenants and provisions relating to voting agreements, pre-emptive rights, rights of first refusal, tag-along rights and certain other restrictions. Pursuant to the Amended and Restated Stockholders Agreement, Ms. Wynn (a) became a party to the Amended and Restated Stockholders Agreement in connection with her ownership of 11,076,709 shares of the Company’s Common Stock that were transferred to her by Mr. Wynn, and (b) became subject to the covenants and provisions thereof, including with respect to voting agreements, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on transfer of such shares subject to release of $10 million of such shares on January 6, 2010 and on each of the following nine anniversaries thereof. In addition, the Amended and Restated Stockholders Agreement amended the voting agreement provision of a prior stockholders agreement to provide that each of Mr. Wynn, Ms. Wynn and Aruze agree to vote all shares of the Company held by them and subject to the terms of the Amended and Restated Stockholders Agreement in a manner so as to elect to the Company’s Board of Directors each of the nominees contained on each and every slate of directors endorsed by Mr. Wynn, which slate will include, subject to certain conditions, Ms. Elaine P. Wynn and, so long as such slate results in a majority of directors at all times being candidates endorsed by Mr. Wynn, nominees approved by Aruze. As a result of the redemption of Aruze’s shares, the shares previously held by Aruze are no longer issued and outstanding and neither Mr. Wynn nor Ms. Wynn has or shares the power to vote such shares. Pursuant to a letter dated February 13, 2015, Ms. Wynn notified the Company that in the event she is not nominated to serve another three-year term as a director of the Company, she intends to nominate herself for election as a Class I director to the Company’s Board at the Annual Meeting. Ms. Wynn’s notice further stated that she intended to engage in a solicitation with respect to her proposed election to the Board and to deliver a proxy statement and/or form of proxy to stockholders holding sufficient shares to elect her as a director of the Company.

On February 18, 2012, the Company redeemed all of the shares previously owned by Aruze and on February 19, 2012, the Company filed a complaint in the Eighth Judicial District Court, Clark County, Nevada against Mr. Okada, Universal Entertainment Corporation and Aruze. On June 19, 2012, Elaine Wynn asserted a cross claim against Stephen A. Wynn and Aruze (see Item 3—“Legal Proceedings” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014) seeking a declaration that (1) any and all of Elaine Wynn’s duties under the Amended and Restated Stockholders Agreement shall be discharged; (2) the Amended and Restated Stockholders Agreement is subject to rescission and is rescinded; (3) the Amended and Restated Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions on sale of shares shall be construed as inapplicable to Elaine Wynn. The indenture for Wynn Las Vegas, LLC’s 4 1/4% Senior Notes due 2023 (the “2023 Indenture”) provides that if Stephen A. Wynn, together with certain related parties, in the aggregate beneficially owns a lesser percentage of the outstanding common stock of the Company than are beneficially owned by any other person, a change of control will have occurred. The indenture for Wynn Las Vegas, LLC’s 5 1/2% Senior Notes due 2025 (the “2025 Indenture”) provides that if any event constitutes a “change of control” under the 2023 Indenture, it will constitute a change of control under the 2025 Indenture. If Elaine Wynn prevails in her cross claim, Stephen A. Wynn would not beneficially own or control Elaine Wynn’s shares, which could increase the likelihood that a change in control may occur under the Wynn Las Vegas debt documents. Under the 2023 Indenture and the 2025 Indenture, if a change of control occurs and within 60 days after that occurrence, the 4 1/4% Senior Notes due 2023 or the 5 1/2% Senior Notes due 2025, as applicable, are rated below investment grade by both rating agencies that rate such notes, the Company is required to make an offer to each applicable holder to repurchase all or any part of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the notes purchased, if any, to the date of repurchase (unless the notes have been previously called for redemption). Mr. Wynn is opposing Ms. Wynn’s cross claim.

Proposal 1: Election of Directors

Corporate Governance

Overview

Our Governance Program. Our Board and management are committed to sound and effective corporate governance. Consistent with this commitment, the Company has established a comprehensive corporate governance framework, with policies and programs designed not only to satisfy the extensive regulatory requirements applicable to our business but also to build value for the Company’s stockholders and promote the vitality of the Company for its customers, employees and the other individuals and organizations that depend upon it. The key components of our corporate governance framework are set forth in the following documents:

•	Articles and Bylaws;

•

Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s position on a number of governance issues, including a requirement that all independent directors meet the heightened independence criteria applicable to audit committee members under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the NASDAQ;

•	Code of Business Conduct and Ethics applicable to all directors, officers, employees and certain independent contractors;

•

Written charters for each of our standing Committees of the Board, which are comprised solely of independent directors: the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee;

•

Corporate and property level compliance committees operating under the terms of written compliance programs to promote compliance with our various regulatory requirements including, among other things, gaming regulations in each jurisdiction in which we operate, and applicable federal laws and regulations related to anti-money laundering and the Foreign Corrupt Practices Act; and

•	Stock Ownership Guidelines.

Other than the compliance programs, each of the above documents is available on our investor relations website at http://www.wynnresorts.com under the heading “Corporate Governance” on the Company Information page.

Corporate Social Responsibility. In addition, we are committed to operating our business in a manner that incorporates our core values of compassion and responsibility, including participating in wide ranging community service and philanthropic efforts that assist underserved communities in the markets in which we operate. We issued a corporate social responsibility and sustainability report on our website in 2014 and plan to issue additional reports periodically.

Board Leadership Structure

The Board has given careful consideration to the leadership model that best serves the interests of our stockholders. The Board has determined that the interests of all stockholders are currently best served with a combined Chairman and Chief Executive Officer (“CEO”) position and an independent Presiding Director. The Board also believes that the issue of whether to combine or separate the offices of Chairman and CEO is part of the succession planning process and that it is in the best interests of the Company for the Board to periodically evaluate and make a determination whether to combine or separate the roles based upon current circumstances.

Chairman and CEO. Mr. Wynn currently serves as the Chairman and CEO of the Company. Mr. Wynn has served in these roles since the Company’s inception in 2002 and during that period, has delivered exceptional value to our stockholders. Under Mr. Wynn’s leadership, from our initial public offering in 2002 through the end of 2014, we have paid approximately $5.9 billion, or $53.75 per share, in dividends to our stockholders, and our stockholders have seen a compounded annual total stockholder return (including reinvestment of dividends) of 27% over that same timeframe. Mr. Wynn is the founder, creator and name behind our brand. He brings extraordinary talent to our Company that is unrivaled by others in our industry. In addition, the Board believes that Mr. Wynn’s combined role as Chairman and CEO promotes unified leadership and direction for the Board and management, and provides focused leadership for the Company’s operational and strategic efforts.

Independent Presiding Director. Governor Miller currently serves as the independent Presiding Director. The independent Presiding Director is elected annually by the independent members of the Board. In accordance with the specific duties prescribed in our Corporate Governance Guidelines, the independent Presiding Director: chairs executive

Corporate Governance

Corporate Governance

sessions of the independent directors which are held throughout the year; presides at all meetings of the Board at which the Chairman is not present; acts as the liaison between the Chairman and independent directors; and performs such additional functions as designated by the Board.

Other Board Governance Measures. The combined role of Chairman and CEO is further balanced by the Board’s demonstrated commitment and ability to provide independent oversight of management. Six of the eight members of our Board satisfy the most stringent requirements of independence promulgated by the Exchange Act and the NASDAQ for audit committee members, and the Audit, Compensation, and Nominating and Corporate Governance Committees are each comprised entirely of independent members of the Board. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk. In addition, the Company is subject to stringent regulatory requirements and oversight, combining our internal controls with third-party monitoring of the Company’s operations. The independent members of the Company’s Board meet separately in executive session at each regular meeting of the Board. The members of the Audit Committee also meet separately in executive session with each of the Company’s independent auditors, Vice President of Internal Audit, Chief Financial Officer, General Counsel and Compliance Officer. The independent Presiding Director is responsible for communicating to the CEO and management all concerns that arise during executive sessions. In addition, all Committee agendas and all agendas for meetings of the Board are provided in advance to all independent members of the Board. The members are encouraged to, and do, review the proposed agenda items and add additional items of concern or interest. Further, our CEO’s compensation is established and reviewed by the Compensation Committee, all of whose members are independent. The Compensation Committee engages an independent third party to evaluate the level of the compensation and benefits of employment provided to Mr. Wynn. This evaluation was last completed in 2014 by Pay Governance LLC. Please refer to the “Compensation Discussion and Analysis” beginning on page 17 for the details of this review.

Director Independence

The Board has determined that six of its eight current members are independent under standards set forth in our Corporate Governance Guidelines and the NASDAQ listing standards. The Board has further determined that each of those six directors also meet the additional, heightened independence criteria applicable to audit and compensation committee members under the Exchange Act and NASDAQ listing standards. The six independent directors are Messrs. Hagenbuch, Irani, Miller, Shoemaker, Virtue and Wayson. Based upon information requested from each director concerning his background, employment and affiliations, the Board has affirmatively determined that none of the independent directors has a direct or indirect material relationship with the Company. In assessing independence, the Board considered all relevant facts and circumstances, including that none of the independent directors or their immediate family members has any economic relationship with the Company other than the receipt of his director’s compensation and compensation provided to directors’ immediate family members, as defined under NASDAQ listing standards, which was less than $120,000 in the aggregate and was not for consulting or advisory services. None of the independent directors or their immediate family members is engaged in any related party transaction with the Company.

Mr. Wynn and Ms. Wynn have been determined not to be independent.

Meetings of the Board of Directors and Stockholders

The Board met nine times during 2014. All of the members of our Board attended at least 75% of the meetings held by the Board and the Committees on which they served. In addition, the independent directors met in executive session, without management present, at each regular meeting of the Board.

In accordance with our Corporate Governance Guidelines, each of our directors is invited and encouraged to attend the Annual Meeting of Stockholders. All of our directors attended the 2014 Annual Meeting.

Risk Oversight

The Board has an active role in overseeing the Company’s areas of risk. The Board and its Committees regularly review information regarding the Company’s risk profile and have, in consultation with management and the Company’s independent auditors, identified specific areas of risk including: regulatory compliance, legislative and political conditions, capital availability, liquidity and general financial conditions, gaming credit extension and collection, construction, catastrophic events and succession planning. The Board (as a whole and through its Committees) has reviewed and approved management’s process for identifying, managing and mitigating these risks. While the full Board has overall

Corporate Governance

Corporate Governance

responsibility for risk oversight, the Board has assigned certain areas of risk oversight to its Committees as well as to the Company’s Compliance Committee. Throughout the year, the Board, its Committees and the Company’s Compliance Committee receive reports from management that include information regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board, its Committees and the Company’s Compliance Committee dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The Audit Committee is primarily responsible for the oversight of credit, related party, construction and general financial risks. The Company’s Compliance Committee primarily oversees risks relating to regulatory, security and political compliance. For the 2014 fiscal year, management completed a review of the Company’s compensation policies and practices and presented its analysis to the Compensation Committee. The Compensation Committee concurred with management’s conclusion that such policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.

Standing Committees

The Board of Directors has three standing committees, each comprised solely of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The written charters for these Committees are available on our investor relations website at http://www.wynnresorts.com under the heading “Corporate Governance” on the Company Information page.

Name and Members		Responsibilities	Meetings in 2014
Audit Committee John J. Hagenbuch Robert J. Miller Alvin V. Shoemaker D. Boone Wayson (Chairman) The Audit Committee, after review of each individual’s employment experience and other relevant factors, has determined that Messrs. Hagenbuch, Shoemaker and Wayson are qualified as audit committee financial experts within the meaning of SEC regulations.	•	appointing, approving the compensation and retention of, and overseeing the independent auditors	11
	•	reviewing and discussing with the independent auditors and management the Company’s earnings releases and quarterly and annual reports as filed with the SEC
	•	reviewing the adequacy and effectiveness as well as the scope and results of the Company’s internal auditing procedures and practices
	•	overseeing the Company’s compliance program with respect to legal and regulatory compliance, and the Company’s policies and procedures for monitoring compliance
	•	meeting periodically with management to review the Company’s major risk exposures and the steps management has taken to monitor and control such exposures
	•	reviewing and approving the Company’s decision to enter into certain swaps and other derivative transactions

At each of its regular meetings, the Audit Committee meets in executive session with the Company’s independent auditors, Vice President of Internal Audit, Chief Financial Officer, General Counsel and Compliance Officer to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters.

The independent auditors have complete access to the Audit Committee without management present to discuss the results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

Compensation Committee John J. Hagenbuch Dr. Ray Irani Alvin V. Shoemaker J. Edward Virtue (Chairman)	•	reviewing the goals and objectives of the Company’s executive compensation plans	6
•

reviewing the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans and, as appropriate, recommending that the Board adopt new plans or amend the existing plans

	•	assessing the results of the Company’s most recent advisory vote on executive compensation

Corporate Governance

Corporate Governance

Name and Members		Responsibilities	Meetings in 2014
	•	appointing, approving the compensation and retention of, and overseeing any compensation consultants or other advisors retained by the Compensation Committee
	•	assessing whether the work of any compensation consultant has raised any conflict of interest
•

annually evaluating the performance of the CEO of the Company, overseeing the evaluation of performance of the other officers of the Company and its operating subsidiaries, and setting compensation for the CEO, other named executive officers, and other members of our most senior management

	•	reviewing and approving equity awards and supervising administrative functions pursuant to the Company’s equity plans
•

reviewing and approving any employment agreement between the Company (or any of its subsidiaries) and any individual in which annual base salary is or exceeds $500,000, regardless of position involved; all grants of equity compensation; bonuses for employees with annual base salaries of $250,000 or greater; all bonuses in excess of 50% of base salary (regardless of annual base salary amount) and the bonus pool for all bonuses to be paid

	•	reviewing and recommending to the full Board the type and amount of compensation for Board and Committee service by non-management members of the Board
	•	reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures in the Company’s proxy statement
Nominating and Corporate Governance Committee Dr. Ray Irani Robert J. Miller (Chairman) J. Edward Virtue D. Boone Wayson	•	identifying, evaluating and recommending candidates qualified to serve as directors of the Company	4
	•	assessing the qualifications and independence of Board members and making appropriate recommendations to the Board
	•	evaluating the suitability of potential director nominees proposed by management or the stockholders
	•	reviewing and making recommendations regarding the composition of the Board and the Board committees
	•	reviewing and making recommendations regarding the Board’s leadership structure
	•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and overseeing corporate governance matters generally
	•	overseeing and, as it determines appropriate, designating directors to participate in the Company’s engagement with stockholders
	•	overseeing the annual evaluation of the Board as a whole and the standing committees of the Board

Corporate Compliance Committee

In accordance with Nevada gaming laws, the Company has a Compliance Committee. The purpose of this committee is to assist the Company in maintaining the highest level of regulatory compliance. In his role as a director, Governor Miller currently serves as the Chairman of this committee.

Director Nominating Procedures and Diversity

The Nominating and Corporate Governance Committee (the “Nominating Committee”) seeks to have the Board represent a diversity of backgrounds and experience and assesses potential nominees in light of the Board’s current size and

Corporate Governance

Corporate Governance

composition. The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. The Nominating Committee may, from time to time, develop and recommend additional criteria for identifying and evaluating director candidates. In addition, the Nominating Committee examines a candidate’s other commitments, potential conflicts of interest and independence from management and the Company.

The Nominating Committee implements its policy with regard to considering diversity by annually reviewing with the Board the Board’s composition as a whole and recommending, if appropriate, measures to be taken so that the Board reflects the appropriate balance of knowledge, depth, diversity of backgrounds and experience, and the skills and expertise required for the Board as a whole. The Nominating Committee assesses the effectiveness of this policy by periodically reviewing the Board membership criteria with the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole and in individual directors, as the Company’s needs evolve and change over time.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating Committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board. The Nominating Committee will also consider director candidates recommended by stockholders on the same basis as it considers all other candidates. In considering such candidates, the Nominating Committee will take into consideration the Board’s current size and composition, needs of the Board, including the skills and experience of existing directors and the qualifications of the candidate. To have a candidate considered by the Nominating Committee, a stockholder must comply with all applicable provisions of the Bylaws, must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the stockholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to Wynn Resorts, Limited, c/o Corporate Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and must be received by the Corporate Secretary not later than the close of business on the 90th day prior to the first anniversary of the Company’s most recent Annual Meeting of Stockholders and not earlier than the close of business on the 120th day prior to such anniversary.

If the Nominating Committee determines to pursue consideration of a person who has been identified as a potential candidate, the Nominating Committee may take any or all of the following steps: collect and review publicly available information regarding the person, contact the person and request information from the candidate, conduct one or more interviews with the candidate and contact one or more references provided by the candidate or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating Committee’s evaluation process takes into account the person’s accomplishments and qualifications, including in comparison to any other candidates that the Nominating Committee might be considering and does not vary based on whether or not a candidate is recommended by a stockholder.

Compensation Committee

The Compensation Committee sets all elements of compensation for our named executive officers based upon consideration of their contributions to the development and operating performance of the Company, and is primarily responsible for monitoring risks relating to the Company’s compensation policies and practices to determine whether they create risks that may have a material adverse effect on the Company. The Compensation Committee considers the recommendations of the CEO in establishing compensation for all named executive officers, other than the CEO. The CEO is not present during the voting or deliberations regarding his compensation. In addition, the CEO performs annual reviews of all of our senior management and makes recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations and makes final decisions regarding compensation for members of our most senior management. The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. Since 2011, the Compensation Committee has retained Pay Governance LLC, a nationally recognized independent compensation consulting firm, to assist in performing its

Corporate Governance

Corporate Governance

duties. Pay Governance does not provide services to the Company other than through the advice on director and executive compensation that it provides the Compensation Committee. In 2014, Pay Governance advised the Compensation Committee with respect to compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, peer group benchmarking and proxy disclosure, which the Compensation Committee considered in implementing the changes discussed in the “Compensation Discussion and Analysis” beginning on page 17. The Compensation Committee retains sole responsibility for engaging any advisor and meets with its advisor, as needed, in the Compensation Committee’s sole discretion.

Other Governance Measures

Director Resignation Policy. In 2013, the Board implemented a Director Resignation Policy. Under this policy, if any director in an uncontested election does not receive over 50% of the votes cast, meaning that the director receives more “withhold” votes than “for” votes, such director is required to tender his or her resignation to the Chairman of the Board within five days of the election. The members of the Board (other than the affected director) then have the discretion to accept the resignation or not and the affected director must abide by the Board’s decision.

Stock Ownership Guidelines. The Company has rigorous Stock Ownership Guidelines which are applicable to members of the Board and each of the Company’s senior corporate officers. The Guidelines require that (i) members of the Board achieve ownership of an amount of Common Stock of the Company for which the fair market value equals or exceeds three times such director’s annual cash retainer, (ii) the Company’s Chief Executive Officer achieve ownership of an amount of Common Stock of the Company for which the fair market value of Common Stock owned equals or exceeds ten times his base salary, and (iii) each of the Company’s Chief Operating Officer, Chief Financial Officer and any Executive Vice President achieve ownership of an amount of Common Stock of the Company for which the fair market value of Common Stock owned equals or exceeds three times such officer’s base salary. Ownership requirements should be met for executives within three years of appointment to office and for directors within five years of election to the Board, with vested options and all restricted stock grants counted toward satisfaction of ownership guidelines. Any failure to meet guidelines will be referred to the Nominating Committee for consideration. Currently, all members of the Board and all senior corporate officers satisfy the guidelines.

Policy Regarding Prohibited Transactions. Pursuant to the Company’s Trading Policy, our directors and executive officers are prohibited from engaging in speculative transactions in Company securities, such as trading in puts and calls, or selling securities short, and from all hedging and prospectively pledging of Company securities as collateral for a loan, including by holding the securities in a margin account and obtaining a loan or other margin credit under such account, unless approved in advance by the Board.

Director Education. In accordance with our Corporate Governance Guidelines, all of our directors are expected to maintain the necessary level of expertise to perform their responsibilities as directors. The directors of Wynn Macau, Limited participate in the Company’s regular compliance training program with the most recent training session held in March 2014, and as of February 2015, directors of the Company participated in our annual compliance training conducted by the Company’s outside counsel.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are appointed by the Board each year. The members of the Compensation Committee that served in 2014 were Messrs. Hagenbuch, Irani, Shoemaker and Virtue. No member of the Compensation Committee is, or was formerly, one of our officers or employees. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Director Communications

Stockholders who wish to communicate with the Board or any particular director, including the independent Presiding Director, or with any committee of the Board, including the chair of any Committee, may do so by writing to the following address: Wynn Resorts, Limited, c/o Corporate Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

All communications received will be opened by the office of our General Counsel for the purpose of assessing the nature of the communications. With the exception of advertising, promotions of a product or service, and patently offensive material, communications will be forwarded promptly to the addressee. In the case of communications addressed to more than one director, the General Counsel’s office will make sufficient copies of the contents to send to each addressee.

Corporate Governance

Director Compensation

Directors who are not employees of the Company currently receive fees for service on the Board and Committees as follows:

Board Service	• Monthly fee of $5,000
Audit Committee Service	• Member monthly fee of $1,250 • Chairman monthly fee of $2,500
Compensation Committee Service	• Member monthly fee of $1,000 • Chairman monthly fee of $2,000
Nominating and Corporate Governance Committee Service	• Member monthly fee of $1,000 • Chairman monthly fee of $2,000

Each non-employee director also receives a $1,500 meeting fee for each Board or Committee meeting he or she attends. Non-employee directors (other than Ms. Elaine P. Wynn) are also granted annual equity awards in the form of stock options or restricted stock determined annually at a meeting of the Board, which for 2014, consisted of a grant of 4,300 stock options that vest 25% per year, over four years, commencing May 15, 2015. The Chairman of the Company’s Corporate Compliance Committee receives an annual retainer of $70,000. Beginning in 2014, the independent Presiding Director also receives an annual retainer of $50,000. All directors are provided complimentary room, food and beverage privileges at our properties and are reimbursed for any other out of pocket expenses related to their attendance at Board or Committee meetings. Directors from time to time may receive other benefits, although the aggregate incremental cost of any such benefits and perquisites did not exceed $10,000 for any director in 2014. The Company does not provide non-equity incentive plan awards or deferred compensation or retirement plans for non-employee directors.

Non-Employee Director Compensation Table

The table below summarizes the total compensation awarded to, earned by or paid to each of the non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
John J. Hagenbuch	$124,500	$249,529	—	$374,029
Dr. Ray R. Irani	$111,000	$249,529	—	$360,529
Robert J. Miller (3)	$256,500	$249,529	—	$506,029
Alvin V. Shoemaker	$123,000	$249,529	—	$372,529
J. Edward Virtue	$123,000	$249,529	—	$372,529
D. Boone Wayson	$139,500	$249,529	—	$389,029
Elaine P. Wynn	$72,000	—	—	$72,000

(1)

The amounts set forth in this column reflect the aggregate grant date fair value of 4,300 stock option awards granted to Messrs. Hagenbuch, Irani, Miller, Shoemaker, Virtue and Wayson, on May 15, 2014. Ms. Elaine P. Wynn did not receive any awards. See our Annual Report on Form 10-K for the year ended December 31, 2014, Item 8, Note 15—“Stock-Based Compensation” to our Consolidated Financial Statements for assumptions used in computing fair value.

(2)

The aggregate number of outstanding option awards held by each director at December 31, 2014, is as follows: Dr. Irani and Mr. Shoemaker 46,890 each, Governor Miller and Mr. Wayson 36,890 each, Mr. Hagenbuch and Mr. Virtue 20,600.

(3)

Governor Miller, as a member of the Board, receives a $70,000 annual retainer for his service as the Chairman of the Company’s Compliance Committee and the Company’s Compliance Director. On February 27, 2014, the Board acted to combine these roles under one annual retainer.

Director Compensation

Executive Officers

Our Executive Officers as of February 28, 2015 are as follows:

Name	Age	Position
Stephen A. Wynn	73	Chairman of the Board and Chief Executive Officer
Matt Maddox	39	President
Stephen Cootey	46	Senior Vice President, Chief Financial Officer and Treasurer
Linda Chen	48	President of Wynn International Marketing, Limited
Kim Sinatra	54	Executive Vice President, General Counsel and Secretary
John Strzemp	63	Executive Vice President and Chief Administrative Officer

Our executive officers are appointed by the Board and serve at the discretion of the Board, subject to applicable employment agreements.

Non-Director Executive Biographies

Matt Maddox. Mr. Maddox is the Company’s President, a position he has held since November 2013. Mr. Maddox has been a Non-Executive Director of Wynn Macau, Limited, a majority owned subsidiary of the Company, since March 2013. From March 2008 to May 2014, Mr. Maddox was the Company’s Chief Financial Officer. Since joining Wynn Resorts in 2002, Mr. Maddox has served as the Company’s Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of Wynn Resorts (Macau), S.A., and as the Company’s Treasurer and Vice President—Investor Relations. Mr. Maddox also serves as an officer of several of the Company’s subsidiaries. Prior to joining Wynn Resorts in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department.

Stephen Cootey. Mr. Cootey is the Company’s Chief Financial Officer, Senior Vice President and Treasurer. Before Mr. Cootey was promoted to Chief Financial Officer, effective as of May 16, 2014, he had served as the Company’s Treasurer since February 2014, and was the Company’s Senior Vice President – Finance from January 2014 to May 2014. Prior to joining the Company, Mr. Cootey served as Senior Vice President – Corporate Finance for Las Vegas Sands Corporation from March 2012 to December 2013, and Vice President – Corporate Finance from October 2009 to March 2012. From June 2004 to October 2009, Mr. Cootey was Partner and Senior Research Analyst with Prides Capital, LLC.

Linda Chen. Ms. Chen has been an Executive Director and Chief Operating Officer of Wynn Macau, Limited, a majority owned subsidiary of the Company, since September 2009. Ms. Chen serves as the President of Wynn International Marketing, Limited, a wholly owned indirect subsidiary of the Company, a position she has held since January 2005. In addition, Ms. Chen is the Chief Operating Officer of Wynn Resorts (Macau), S.A., a role she has served in since June 2002. Ms. Chen is responsible for the marketing and strategic development of Wynn Macau. Ms. Chen is a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen served on the Board of Directors of the Company from October 2007 to December 2012.

Kim Sinatra. Ms. Sinatra is the Executive Vice President, General Counsel and Secretary of the Company, a position she has held since February 2006. She joined the Company in January 2004 as Senior Vice President and General Counsel of its development activities. She also serves as an officer of several of the Company’s subsidiaries. From 2000 to 2003, Ms. Sinatra served as Executive Vice President and Chief Legal Officer of Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). She has also served as General Counsel for The Griffin Group, Inc., Merv Griffin’s investment management company, and as a partner in the New York office of the law firm Gibson, Dunn & Crutcher LLP.

John Strzemp. Mr. Strzemp is the Executive Vice President and Chief Administrative Officer of the Company. Prior to his promotion in March 2008, Mr. Strzemp served as Executive Vice President and Chief Financial Officer of the Company, positions he held since September 2002. Mr. Strzemp served as the Company’s Treasurer from March 2003 to March 2006.

Executive Officers

Security Ownership

Certain Beneficial Ownership and Management

The following table sets forth, as of February 13, 2015, (unless otherwise indicated), certain information regarding the shares of the Company’s Common Stock beneficially owned by: (i) each director and nominee for director; (ii) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company’s Common Stock based on information reported on Form 13D or 13G filed with the SEC; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers, directors and director nominees as a group. Each stockholder’s percentage is based on 101,525,639 shares of Common Stock outstanding as of February 13, 2015, and treating as outstanding all options held by that stockholder and exercisable within 60 days of February 13, 2015.

	Beneficial Ownership Of Shares (1)
Name and Address of Beneficial Owner (2)	Number	Percentage

T. Rowe Price (3)	17,047,694	16.8%
100 E. Pratt Street
Baltimore, MD 21202
Stephen A. Wynn (4) (5)	10,076,523	9.9%
Elaine P. Wynn (4)	9,539,077	9.4%
John J. Hagenbuch (6) (7)	11,875	*
Dr. Ray R. Irani (8)	35,811	*
Robert J. Miller (9)	23,311	*
Alvin V. Shoemaker (10)	23,311	*
J. Edward Virtue (11)	11,575	*
D. Boone Wayson (12)	108,311	*
Matt Maddox (13)	92,769	*
Stephen Cootey (14)	22,000	*
Linda Chen (15)	145,897	*
Kim Sinatra (16)	84,901	*
John Strzemp (17) (18)	245,579	*
All Directors and Officers as a Group (13 persons) (19)	20,420,940	20.1%

*	Less than one percent
(1)

This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Executives and directors have voting power over shares of restricted stock, but cannot transfer such shares unless and until they vest.

(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)

T. Rowe Price Associates, Inc. (“T. Rowe Price”) has beneficial ownership of these shares as of December 31, 2014. T. Rowe Price has sole dispositive power as to 17,047,694 shares and sole voting power as to 6,156,616 shares. The information provided is based upon a Schedule 13G, dated February 11, 2015, filed by T. Rowe Price. The number of Common Shares beneficially owned by T. Rowe Price may have changed since the filing of the Schedule 13G.

(4)

Does not include shares that may be deemed to be beneficially owned by virtue of the Amended and Restated Stockholders Agreement, to which Mr. Wynn and Ms. Elaine P. Wynn are parties and pursuant to which they have shared voting and dispositive power with respect to shares subject thereto. Each disclaims beneficial ownership of shares held by the other. Ms. Wynn has filed a cross-claim seeking to void the Amended and Restated Stockholders Agreement. See “Additional Information Regarding The Election of Directors” on page 5.

(5)	Includes 10,500 shares owned by his spouse in which he disclaims beneficial ownership.
(6)	Includes 11,575 shares subject to immediately exercisable options to purchase the Company’s Common Stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.
(7)	Includes 250 shares held by Mr. Hagenbuch’s wife and 50 shares held by Mr. Hagenbuch’s son.
(8)	Includes 30,811 shares subject to an immediately exercisable option to purchase the Company’s Common Stock granted pursuant to Wynn Resorts’ 2002 Stock Incentive Plan.
(9)	Includes 20,811 shares subject to immediately exercisable options to purchase Company’s Common Stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(10)	Includes 20,811 shares subject to immediately exercisable options to purchase the Company’s Common Stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(11)	Includes 11,575 shares subject to immediately exercisable options to purchase the Company’s Common Stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(12)	Includes 20,811 shares subject to immediately exercisable options to purchase the Company’s Common Stock granted pursuant to the Company’s 2002 Stock Incentive Plan.
(13)

Includes 50,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016.

Security Ownership

Security Ownership

(14)	Includes 20,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement.
(15)

Includes (i) 100,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016; and (ii) 40,000 shares subject to immediately exercisable stock options.

(16)	Includes 25,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Plan and subject to a Restricted Stock Agreement which provides such grant will vest on December 5, 2016.
(17)	Includes 22,500 unvested shares of restricted stock of the Company’s Common Stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement.
(18)	Includes 500 shares held by Mr. Strzemp’s mother.
(19)	Includes 156,394 shares subject to immediately exercisable stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s Common Stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2014.

Security Ownership

Compensation Discussion and Analysis

Executive Summary

2014 was a year of significant accomplishment for Wynn Resorts, as the Company generated strong operating results in an uncertain macroeconomic environment while continuing to make significant investments that will drive future growth. The Company continues to advance the development of its new property in the Cotai area of Macau, Wynn Palace, scheduled to open in the first half of 2016, and recently won the right to build the sole integrated casino resort in the Greater Boston, Massachusetts market area. In addition to securing the foundation for the Company’s future growth, Wynn Resorts returned $631 million, or $6.25 per share, of cash to our stockholders through the payment of dividends. Key highlights from 2014 include:

•

Record Adjusted Property EBITDA at Wynn Las Vegas. Adjusted property EBITDA at Wynn Las Vegas reached an all-time record of $515 million, a 6% increase from 2013, the highest EBITDA result of any single property in the Las Vegas market in 2014 and, management believes, the highest EBITDA result generated by a single property in the history of Las Vegas. See our Annual Report on Form 10-K for the year ended December 31, 2014, Item 8, Note 18—“Segment Information” to our Consolidated Financial Statements for the definition of “adjusted property EBITDA” and a reconciliation of adjusted property EBITDA to net income.

•

Wynn Macau Positioned for Long-Term Growth. Wynn Macau generated $1.26 billion of adjusted property EBITDA in 2014, the second-highest EBITDA result in the history of the property. While Wynn Macau’s operating results experienced revenue and adjusted property EBITDA declines in 2014 due primarily to market-wide declines in gaming revenues, the Company believes that recent investments into its existing property, Wynn Macau, and future property, Wynn Palace, position the company well to capitalize on the positive long-term economic trends in the Greater China market.

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Stockholder Alignment – Strong Long-Term Total Stockholder Returns. Over the most recent five-year period, we have generated a total stockholder return (stock price appreciation plus dividends reinvested) (TSR) of approximately 244%, significantly outperforming the 105% return for the S&P 500 over the same timeframe.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

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Return of Significant Capital to our Stockholders. During fiscal 2014, we returned approximately $631 million, or $6.25 per share, of cash to our stockholders through the payment of dividends. Since our initial public offering in 2002 through the end of 2014, we have cumulatively returned approximately $5.9 billion, or approximately $53.75 per share, of cash to our stockholders through the payment of dividends.

2014 Growth Objectives and Strategic Achievements. We achieved our financial results while continuing to build a strong foundation for future growth for our company globally.

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Delivered on Key Milestones at Cotai. We expect to open Wynn Palace, our $4.1 billion casino resort currently under construction in the Cotai area of Macau, in the first half of 2016. In 2014, we remained on pace with the project’s budget and construction schedule.

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Won Gaming License in Massachusetts, Diversifying Future Revenue Streams. On September 17, 2014, the Massachusetts Gaming Commission officially designated Wynn Resorts as the award winner for the coveted Greater Boston (Region A) gaming license, concluding a nearly two-year competitive process. On November 4, 2014, a vote upheld the expanded gaming law in Massachusetts, and on November 7, 2014, the gaming license awarded to the Company became effective. The Company will develop and construct an integrated resort in Everett, Massachusetts containing a hotel, restaurants, casino, spa, premium retail offerings, meeting and convention space and a waterfront boardwalk.

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Maintained Robust Re-investment Program at Existing Properties. We continually enhance and refine our resort complexes through strategic capital investments. In 2014, we renovated certain areas of the casino in Wynn Macau, making several enhancements to the Wynn Macau VIP and mass gaming areas. At Wynn Las Vegas, we launched “Steve Wynn’s Showstoppers,” a brand new Broadway-style entertainment show at the Encore Theater, among other strategic investments. In addition, we made significant investments into the company’s global information-technology infrastructure. We are continuously evaluating additional changes to enhance the guest experiences in both Macau and Las Vegas.

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Earned More Forbes Five-Star Awards than Any Independent Hotel Company. The Forbes Travel Guide awarded eleven Five-Star awards to Wynn Macau and Encore at Wynn Macau and to Wynn Las Vegas and Encore at Wynn Las Vegas in 2015. Collectively, with 99 Forbes Travel Guide Stars, an increase of 13 stars from 2014, Wynn Resorts has more Forbes Travel Guide Stars than any other independent hotel company in the world.

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Maintained Strong Liquidity. As of December 31, 2014, the Company had approximately $2.4 billion of cash and investments on-hand and approximately $2.7 billion of undrawn debt capacity to help fund its current development projects. In 2014, the Company completed a $1.25 billion financing to help fund the resort in Everett, Massachusetts and issued $750 million aggregate principal amount of 5.25% Senior Notes due 2021 at the Wynn Macau, Limited level for working capital requirements and general corporate purposes.

We Pay for Performance. Our executive compensation programs have been effective at incentivizing strong results by appropriately aligning pay and performance.

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Over the Last Five Years our TSR Performance Exceeded Increases in CEO Compensation. We believe that our compensation programs have over time provided appropriate incentives that reflect the challenges of our industry and operations while motivating superior performance. This is reflected by the fact that our TSR has exceeded the increase in our CEO compensation by over 40% over the last five years.

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Annual Incentive Awards Reflected Strong 2014 Performance. In 2014, the company won a new license to build and operate the only integrated casino resort in the Greater Boston area, advanced the development of its Wynn Palace project in the Cotai area of Macau, achieved adjusted property EBITDA of $1.77 billion, approximately 2% below the Company’s all-time record in 2013 despite difficult macroeconomic conditions in the U.S. and Macau, and maintained the Company’s reputation as one of pre-eminent developers and operators of integrated casino resorts globally. These achievements resulted in annual incentive award payouts as described in “Compensation Discussion and Analysis—Elements of Executive Compensation”.

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Compensation Committee Retains Discretion to Reduce Annual Incentive Awards. At our May 16, 2014 Annual Meeting of Stockholders, our 2014 Omnibus Incentive Plan (the “2014 Plan”) was approved. The 2014 Plan expands the list of performance goals available to the Compensation Committee in designing performance-based awards. The Compensation Committee retains discretion to reduce payouts of annual incentive awards based on corporate and individual performance as it determines appropriate.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

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Overhaul of Executive Compensation, Including Increasing Equity Portion of Overall Compensation, Reducing CEO Base Salary and Eliminating Many CEO Perquisites. For the 2014 annual incentive awards, the Compensation Committee paid 50% of the annual incentive awards for our NEO participants in shares of Common Stock, subject to a three year holding period (the “Holding Period”). The Holding Period did not apply to any executive officer that holds 5% or more of the outstanding shares of Common Stock, in recognition that Mr. Wynn’s existing stock ownership already adequately fulfills the goal of a stock retention policy. This approach replaces our prior practice of paying all annual incentive awards solely in cash and was adopted to even more closely align our senior executive officers with the interests of our stockholders. Also, Mr. Wynn’s employment agreement and other relevant agreements with the Company were modified, effective as of January 1, 2015, to, among other things, (i) reduce his annual base salary from $4 million to $2.5 million so that a higher proportion of his compensation is attributable to variable, at-risk components that drive stockholder value and (ii) provide that Mr. Wynn will reimburse the Company for certain expenses for his personal use of Company aircraft, subject to a $250,000 credit per calendar year as approved by the Compensation Committee.

Say-on-Pay Vote History and Stockholder Engagement

Our Board and management are committed to maintaining sound and effective compensation and governance programs, with policies and programs designed not only to satisfy the extensive regulatory requirements applicable to the Company’s business but to build value for the Company’s stockholders and promote the vitality of the Company for its customers, employees and the other individuals and organizations that depend upon it. At our 2014 Annual Meeting of Stockholders, over 91% of the votes cast were in favor of the advisory vote to approve our executive compensation. Buttressed by this support in favor of our existing executive compensation practices, the Compensation Committee continues to refine our programs to maintain alignment with stockholders and their views on compensation.

We have ongoing discussions with our largest investors and often solicit their feedback on a variety of corporate governance topics, including executive compensation practices. In 2014, we engaged in outreach to a significant percentage of our stockholder base. In addition to soliciting feedback from our stockholders, the Compensation Committee routinely assesses our compensation programs and seeks to maximize alignment between stockholder return and executive compensation while incentivizing and retaining a successful management team.

As a result of the Compensation Committee’s review of our compensation practices in 2013 and 2014 and as addressed in the Company’s proxy statement for our 2014 Annual Meeting of Stockholders, the Compensation Committee approved a number of significant changes to our compensation program, including to the elements and operation of our CEO’s compensation. These changes are designed to enhance the transparency in our pay-for-performance processes. For our CEO, the Compensation Committee implemented a number of changes that have the effect of reducing significantly the percentage of his reported compensation that may be viewed as fixed or not performance-based, and increasing the percentage of his potential compensation that is variable and at-risk.

Key Changes to Our Compensation Programs

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Single Omnibus Incentive Plan. The 2014 Plan replaced the Company’s 2002 Stock Incentive Plan (subject to any awards outstanding) with a single omnibus incentive plan, pursuant to which the Compensation Committee has the flexibility to (i) grant a range of awards and (ii) choose from an expanded list of performance goals, in each case, through arrangements that may qualify as performance-based compensation under Section 162(m) of the Code.

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Complete Restructure of CEO Compensation. Mr. Wynn’s employment agreement and other relevant agreements with the Company have been modified, effective as of January 1, 2015, to, among other things, (i) substantially reduce his annual base salary from $4 million to $2.5 million so that a higher proportion of his compensation is attributable to variable, at-risk components that drive stockholder value and (ii) provide that Mr. Wynn will reimburse the Company for certain expenses for his personal use of Company aircraft, subject to a $250,000 credit per calendar year as approved by the Compensation Committee. Additionally, 50% of Mr. Wynn’s 2014 annual incentive award was paid in equity.

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Multiple Performance Goals for Annual Incentive Awards. The 2014 Plan expanded the list of performance goals available to the Compensation Committee in designing awards that may qualify as performance-based compensation under Section 162(m) of the Code. Under our prior incentive plan, the only performance goal which could qualify as performance-based compensation was adjusted property EBITDA, although the Compensation

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Committee could then exercise negative discretion to reduce the amount payable based on other corporate and individual performance considerations as it determines appropriate. Under the 2014 Plan, the Compensation Committee has the flexibility to choose from a range of qualifying operating and strategic goals that drive stockholder value, so that other corporate and individual performance criteria can be incorporated directly into the terms of their annual incentive arrangements. Under the 2014 Plan, the 2014 annual incentive awards performance goals approved for our executive officers consisted of three goals: (a) achievement of a pre-established 2014 adjusted property EBITDA goal, (b) retention of specified third party recognition of quality and performance as of December 1, 2014, and (c) achievement of a pre-established progress goal related to the development of Wynn Palace as of December 1, 2014. These goals reflect the Compensation Committee’s determination to align compensation with a carefully balanced combination of goals focused upon achieving strong operating financial performance, maintaining high standards at our existing properties and effectively managing progress on our largest development project.

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Annual Incentive Payments. For the 2014 annual incentive awards, the Compensation Committee granted a significant portion of annual incentive awards in equity. This approach replaced our prior practice of paying all annual incentive awards solely in cash and was adopted to even more closely align our senior executive officers with the interests of our stockholders. For the 2014 annual incentive awards, the Compensation Committee awarded 50% of the annual incentive awards for our named executive officer (“NEO”) participants in shares of Common Stock, subject to the Holding Period, if applicable.

Executive Compensation Practices Highlights

What We Do	What We Don’t Do
✓ Compensation Committee comprised solely of independent directors	✗ Dividends or dividend equivalents on option awards ✗ Re-pricing of underwater options ✗ Supplemental retirement or pension benefits for executives ✗ Excise tax gross ups for new employees
✓ Use of an independent compensation consultant retained directly by the Compensation Committee, in its sole discretion, who performs no consulting or other services for the Company’s management
✓ Long-term vesting for principal stock option and restricted stock awards (including certain grants with ten year vesting) which has an ownership effect similar to that of a holding period policy

✓      Approximately 50% of the 2014 annual incentive awards were paid in the form of equity rather than cash, with awards to our NEOs other than the CEO (who already is a significant stockholder) being subject to a three-year Holding Period

✓ Meaningful stock ownership requirements for our NEOs and independent directors (including ten times base salary for the CEO, who owns approximately 10% of the Company’s outstanding Common Stock)
✓ Double-trigger change in control provisions
✓ Annually assess potential risks relating to the Company’s compensation policies and practices

Philosophy and Overview of Our Executive Compensation Program

Our Compensation Philosophy. The Compensation Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Compensation Committee is guided by the following underlying principles in developing our executive compensation program:

•	Top talent—Our program is designed to gain a long-term commitment from proven, accomplished executives that lead our success.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

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Pay-for-performance—A high proportion of total compensation is at risk and tied to achievement of annual operating and strategic goals that drive stockholder value. As noted above, even when our EBITDA goals are achieved, the Compensation Committee has negative discretion to reduce the amounts payable based upon other performance considerations.

•	Stockholder alignment—Long-term incentives are provided in Company equity to encourage executives to plan and act with the perspective of stockholders.

•	Long-term performance orientation—The mix of incentives provided is designed to motivate long-term sustainable growth in the value of our brand and enterprise.

•	Focus on total compensation—Compensation opportunities are considered in the context of total compensation relative to the pay practices of major gaming companies and other competitors for key talent.

The Compensation Committee regularly reviews and evaluates the Company’s compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain top talent in key leadership positions. This regular review and evaluation resulted in significant changes to our compensation programs as described above.

Mr. Wynn’s Talent, Image and Likeness Are Key to our Continued Success. Mr. Wynn has served as our CEO since the Company’s inception in 2002, and during that period, has delivered exceptional value to our stockholders. Under Mr. Wynn’s leadership, from our initial public offering in 2002 through the end of 2014, we have paid approximately $5.9 billion, or $53.75 per share, in dividends to our stockholders, and our stockholders have seen a compounded annual total stockholder return (including reinvestment of dividends) of 27% over that same timeframe. Mr. Wynn is the founder, creator and name behind our brand. He brings extraordinary talent to our Company that is unrivaled in our industry. The Compensation Committee believes that Mr. Wynn’s contributions to our longstanding, consistent achievement over the last decade have been, and continue to be, instrumental in creating significant stockholder value. These factors were key in the determination of Mr. Wynn’s compensation during fiscal 2014. Mr. Wynn is also a significant stockholder and owns approximately 10% of the Company’s outstanding stock. The Compensation Committee believes that Mr. Wynn’s significant stock ownership in the Company aligns his interests with that of stockholders and as such Mr. Wynn has not historically participated in the Company’s equity incentive plans. However, for the 2014 annual incentive awards, the Compensation Committee paid a significant portion of Mr. Wynn’s annual incentive award in equity, as described above.

Program Overview. This Compensation Discussion and Analysis focuses on the following executives who were our NEOs in 2014:

Name	Title

Stephen A. Wynn	Chairman and Chief Executive Officer

Matt Maddox	President

Stephen Cootey	Senior Vice President, Chief Financial Officer and Treasurer

Linda Chen	President of Wynn International Marketing, Limited

Kim Sinatra	Executive Vice President, General Counsel and Secretary

John Strzemp	Executive Vice President and Chief Administrative Officer

Our executive compensation program is simple in design and limited in scope. Each program component and the rationale for it are highlighted below.

Element	Role and Objectives
Base salary	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled employees. Recognize sustained performance, capabilities, job scope and experience.
Annual incentives

Motivate and reward achievement of annual operating and strategic goals, which drive stockholder value. Under the 2014 Plan, in addition to the adjusted property EBITDA goal, additional qualifying annual operating and strategic goals are available for the Compensation Committee to choose from.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Element	Role and Objectives

Encourage executive retention. For the 2014 annual incentive awards, the Compensation Committee paid a significant portion of these awards in equity, subject to the Holding Period, if applicable.

Enforce accountability for individual performance through discretionary reductions in awards as deemed appropriate.

Long-term incentive: Stock options & restricted stock	Align executives with stockholders. Make periodic grants with long-term vesting (up to ten years) to encourage a long-term value perspective and executive retention.
Executive benefits

Promote executive health through supplemental health benefits and provide for executives’ families through supplemental life insurance policies.

Offer industry-competitive merchandise discounts and certain complimentary privileges with respect to the Company’s resorts.

Mr. Wynn leases a villa at Wynn Las Vegas for use as his personal residence. The members of the Audit Committee and Board believe that having Mr. Wynn’s personal residence on the Company’s property provides significant value to the Company and our stockholders. Prior to November 2013, the villa was provided to Mr. Wynn as part of his compensation arrangements, with the rental value of the villa being reported as imputed income to Mr. Wynn, based on the fair market value of the accommodations provided. However, after considering evolving compensation practices, beginning in November 2013, Mr. Wynn pays Wynn Las Vegas annual rent for the villa at its fair market value based on a third-party expert opinion of value.

Consistent with the Board’s requirement that Mr. Wynn travel privately for security reasons, the Company historically has provided him with access to Company aircraft for both personal and business travel, as well as a car and driver in Las Vegas. In January 2015, Mr. Wynn’s employment agreement and other relevant agreements with the Company were modified, effective as of January 1, 2015, to, among other things, provide that Mr. Wynn will reimburse the Company for certain expenses for his personal use of Company aircraft, subject to a $250,000 credit per calendar year as approved by the Compensation Committee.

Consistent with competitive practice in Macau, provide Ms. Chen with a car and driver, certain housing and living expenses and assistance with tax preparation.

Elements of Executive Compensation

We do not use a specific formula or weighting for allocating total compensation opportunities among the principal elements of our executive compensation program, which consists primarily of base salary, annual incentives, long-term equity awards and executive benefits and perquisites. Instead we offer what the Compensation Committee views to be effective for attracting and retaining key leaders while motivating management to maximize long-term Company value for our stockholders.

Base Salary. Negotiated employment agreements establish the initial base salaries of our NEOs. We review and adjust their base salaries periodically as deemed necessary due to competitive reasons, to reflect improvements in sustained performance, capabilities, and experience, and reward expansions of responsibility or other extraordinary circumstances. Mr. Wynn has not received a base salary increase since 2011 and effective January 1, 2015, his base salary decreased from $4,000,000 to $2,500,000. In 2014, Mr. Cootey joined the Company and received a base salary increase in connection with his promotion to Chief Financial Officer of the Company, and Ms. Sinatra received a base salary increase in connection with the extension of her employment agreement and her promotion from Senior Vice President and General Counsel to Executive Vice President and General Counsel and in recognition of her continued outstanding contributions to the operations of the Company.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Executive	2014 Base Salary	2013 Base Salary	Increase
Stephen A. Wynn	$4,000,000	$4,000,000	0%(1)
Matt Maddox	$1,500,000	$1,500,000	0%
Stephen Cootey	$625,000	N/A	N/A(2)
Linda Chen	$1,500,000	$1,500,000	0%
Kim Sinatra	$850,000	$800,000	6%(3)
John Strzemp	$750,000	$750,000	0%

(1)	Mr. Wynn’s base salary was decreased to $2,500,000, effective January 1, 2015.
(2)	Mr. Cootey joined the Company as Senior Vice President – Finance in January 2014 and was promoted to Chief Financial Officer, effective as of May 16, 2014.
(3)

Ms. Sinatra’s base salary was increased in connection with the extension of her employment agreement and her promotion from Senior Vice President and General Counsel to Executive Vice President and General Counsel, effective as of February 27, 2014, and in recognition of her continued outstanding contributions to the operations of the Company.

Annual Incentives. For 2014, our NEOs were granted annual incentive awards under our 2014 Plan. Within 90 days after the commencement of the year, the Compensation Committee established the annual performance criteria for the senior executive officers it selected to participate in the 2014 Plan. The 2014 annual performance criteria provided that the maximum annual incentive was $25 million for Mr. Wynn and two times base salary for the other NEO participants. For the 2014 annual incentive awards, the Compensation Committee approved the use of three performance goals: (a) achievement of a 2014 adjusted property EBITDA goal, (b) retention of specified third party recognition of quality and performance as of December 1, 2014, and (c) achievement of certain goals related to the development of Wynn Palace as of December 1, 2014.

If each of the performance goals was achieved at maximum levels, the NEO participants were entitled to receive the maximum awards set forth in the table below. These awards were subject to (i) the limitations set forth in the 2014 Plan, including the cash and stock grant limits and continued employment through the end of the performance period, (ii) the Compensation Committee’s ability, in its discretion, to reduce actual bonus amounts paid based on a variety of factors, including corporate, property level and individual performance, as well as general macroeconomic conditions, and (iii) payment of at least 50% of the awards in shares of Common Stock subject to the Holding Period, if applicable. With respect to the 2014 annual incentive awards, the Committee certified that each of the performance goals were attained and established the award payouts set forth below in January 2015.

Named Executive Officer		Actual Award
	Maximum Award	Cash	Equity(2)(3)
Stephen A. Wynn	$25,000,000	$10,000,000	$10,000,000
Matt Maddox	$3,000,000	$1,500,000	$1,500,000
Stephen Cootey (1)	—	—	—
Linda Chen	$3,000,000	$1,500,000	$1,500,000
Kim Sinatra	$1,700,000	$850,000	$850,000
John Strzemp	$1,500,000	$750,000	$750,000

(1)	Mr. Cootey was not a NEO at the time the Compensation Committee identified the senior executive officers to participate in the 2014 Plan for 2014 and established the annual performance criteria.
(2)	The equity awards are fully vested but, except with respect to Mr. Wynn, are subject to a three year holding period.
(3)	The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted.

The Compensation Committee established a target of $1.60 billion adjusted property EBITDA on a consolidated basis for maximum funding and a target of $1.50 billion for partial funding. These targets were below the record level of EBITDA achieved by the Company in 2013 in light of the competitive environment for the Company’s facilities including the dramatic increase in supply in Macau, uncertainty as to the overall macroeconomic conditions in both China and the United States and the Company’s development cycle for the production of increased supply in Macau. The Committee determined these factors could cause variability and unpredictability in our results, notwithstanding that the Company has achieved strong results for prior periods. These same considerations underlie the Company’s practice of not providing guidance or projections for its financial results. Actual adjusted property EBITDA for 2014 was $1.77 billion, above maximum but slightly below the record level of adjusted property EBITDA achieved in 2013. The target level of achievement for the other two performance goals are competitively sensitive but were likewise established at levels that the Committee determined to be challenging and substantially uncertain.

Mr. Cootey joined the Company as Senior Vice President – Finance in January 2014 and was promoted to Chief Financial Officer in May 2014. Pursuant to his employment agreement, for 2014, the Compensation Committee awarded him a bonus of $625,000, an amount equal to 100% of his base salary.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Long-term Incentives. The Company historically has only made periodic (not annual) equity grants to executives including our NEOs. The Compensation Committee has used equity awards and, from time to time, long-term cash retention awards, to attract qualified individuals to work for the Company, to align executives with the perspective of stockholders, and to reward extraordinary performance and encourage retention with the Company. Periodic grants to NEOs typically have been made with long-term vesting dates of up to ten years to promote retention of talent deemed important to the Company’s continued prosperity, thereby building a talent base to drive sustained Company performance and growth. For 2014, the Compensation Committee did not grant long-term equity awards to any of the NEOs, other than 7,500 shares of restricted to stock to Ms. Sinatra in connection with the extension of her employment agreement and 20,000 shares of restricted stock to Mr. Cootey in connection with his new employment agreement.

Executive Benefits. We provide our NEOs with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation programs. We believe that these benefits generally allow our executives to work more efficiently, promote our brand and are legitimate business expenses. The primary executive benefits include certain health insurance coverage, life insurance premiums, discounts and complimentary privileges with respect to the Company’s resorts which are described in the footnotes to the “Summary Compensation Table.” In addition, Mr. Wynn has access to the Company’s aircraft pursuant to a time sharing agreement described in “Certain Relationships and Related Transactions — Aircraft Arrangements.” For security purposes, the Board requires Mr. Wynn to travel on Company aircraft for both personal and business travel, and the Company provides cars and a driver in Las Vegas for his business and personal use. In January 2015, Mr. Wynn’s employment agreement and other relevant agreements with the Company were modified to, among other things, provide that Mr. Wynn reimburse the Company for certain expenses for his personal use of Company aircraft, subject to a $250,000 credit per calendar year as approved by the Compensation Committee. Consistent with competitive practice in Macau, Ms. Chen receives a car and driver, certain housing and living expenses and assistance with tax preparation.

Mr. Wynn currently leases a villa at Wynn Las Vegas for use as his personal residence. The lease, including each amendment and/or restatement thereof was approved by the Audit Committee of the Board. The members of the Audit Committee and Board believe that having Mr. Wynn’s personal residence on the Company’s property provides significant value to the Company and our stockholders. Accordingly, prior to November 2013, the villa was provided to Mr. Wynn as part of his compensation arrangements, with the rental value of the villa being reported as imputed income to Mr. Wynn, based on the fair market value of the accommodations provided. However, after considering evolving compensation practices, beginning in November 2013, pursuant to the 2013 Second Amended and Restated Agreement of Lease, dated as of November 7, 2013 and amended as of February 25, 2015 (the “SW Lease”), Mr. Wynn pays Wynn Las Vegas annual rent for the villa at its fair market value of the accommodations based on independent third-party expert opinions of value, which is $525,000 per year through February 28, 2015 and $559,295 per year from March 1, 2015 through February 28, 2017. The rental value for the villa will be re-determined every two years during the term of the SW Lease by the Audit Committee.

How We Make Pay Decisions

Role of the Compensation Committee and Management in Setting Compensation. The Compensation Committee sets all elements of compensation for our NEOs based upon consideration of their contributions to the operating and strategic performance of the Company. The Compensation Committee considers the recommendations of the CEO in establishing compensation for all other NEOs. In addition, the CEO performs annual reviews of all of our senior executive officers and makes recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations and makes final decisions regarding compensation for our senior executive officers.

Role of the Compensation Consultant. The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of senior executive officer and employee compensation and benefit programs. Since 2011, the Compensation Committee has retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. Pay Governance does not provide other services to the Company or the Company’s management. In 2014, Pay Governance advised the Compensation Committee with respect to compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, peer group benchmarking and proxy disclosure. The Compensation Committee retains sole responsibility for engaging any advisor and meets with its advisor, as needed, in the Compensation Committee’s sole discretion.

Independence of the Compensation Consultant. The Compensation Committee has determined that Pay Governance is independent and the services provided by Pay Governance LLC currently and during 2014 did not raise any conflict of interests. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Setting Executive Compensation. Generally, in determining base salary, annual incentive award goals and guidelines for equity awards, the Compensation Committee uses the NEOs’ current level of compensation as the starting point. Our compensation decisions consider:

•	the scope and complexity of the functions executives oversee;

•	the contribution of those functions to our overall performance;

•	executives’ experience and capabilities;

•	individual performance; and

•	practices of our peers in order to obtain a general understanding of the competitive compensation environment.

In addition, wealth accumulation is considered when making equity grants to assure alignment of the interests of our senior executive officers and those of our stockholders.

The Compensation Committee reviews total compensation, along with the value of past equity awards, to assess the general competitiveness of compensation. Annual cash and equity incentive compensation awards and special bonuses are considered on the basis of Company and individual performance. However, increases to base salary and additional equity incentive awards are made only on a periodic basis or in recognition of notable contributions to value creation for Company stockholders.

Other Key Considerations. Mr. Wynn’s aesthetic vision, direction, and the public’s association of his name and likeness with our casino resorts and services are unique and integral components of our success and provided the context for determining Mr. Wynn’s compensation for 2014. The Compensation Committee is mindful that gaming companies have historically provided total compensation packages that may be higher than many of their non-gaming counterparts due to the unique blend of entrepreneurial and managerial skills required to be successful in gaming and certain regulatory and other extraordinary demands. In addition, the Company’s rapid expansion in the last eight years, including the establishment of operations in widely separated international locations, has required that NEOs provide extraordinary levels of commitment and financial, development and operating expertise. In fulfilling the Company’s goal of attracting and retaining high-quality and experienced executives, the Compensation Committee considers these factors in its determination of total compensation for the NEOs.

Other Aspects of Our Executive Compensation

Peer Group and Market Analysis. The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to senior executive officers in order to attract and retain top executive talent. The compensation peer group allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee does not target any specific pay percentile for the Company’s senior executive officers. Instead, the Compensation Committee uses this information as a general overview of market practices and to ensure that it makes informed decisions on senior executive officer pay packages.

In 2013, as part of our regular review of our compensation programs, the Compensation Committee approved a revised, expanded peer group which provided more robust pay information from the industries that the Compensation Committee believes reflects the competitive market for executive talent similar to that required by the Company. The Compensation Committee relied on Peer Group data obtained in 2013 for its pay decisions in 2014. The Peer Group companies compete in gaming and other related industries that the Compensation Committee believes reflects the competitive market for executive talent similar to that required by the Company.

Wynn Resorts Executive Compensation Peer Group
Gaming & Resorts	Travel, Hospitality & Resorts	Lifestyle Products
Las Vegas Sands Corp.	Royal Caribbean Cruises Ltd.	Chipotle Mexican Grill, Inc.
MGM Resorts International	Wyndham Worldwide Corporation	Ralph Lauren Corporation
Caesars Entertainment Corporation	Starwood Hotels & Resorts	Coach, Inc.
Penn National Gaming, Inc.	Marriott International, Inc.	priceline.com Incorporated
International Game Technology	Hyatt Hotels Corporation	Tiffany & Co.
The Estée Lauder Companies Inc.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

The 16 companies in the peer group generally had 2014 revenue, market capitalization and total enterprise value (as of December 31, 2014) in a relevant range around those of the Company as set forth below.

	Wynn Resorts	Peer Group
Revenue	$5.4 billion	Range:	$2.0 billion – $14.6 billion
		Median:	$6.8 billion
Market Capitalization	$14.8 billion	Range:	$1.2 billion – $53.5 billion
		Median:	$11.7 billion
Enterprise Value	$ 19.2 billion	Range:	$2.2 billion – $52.8 billion
		Median:	$17.2 billion

Data source: Thomson One. Revenue is based on trailing four quarter information available at February 6, 2015.

Employment Agreements. We have a longstanding practice of entering into employment agreements with our senior executive officers and select members of our senior management. We believe that employment agreements provide greater assurance of continuity and retention of critical creative and operating talent in a highly competitive industry. Employment agreements for our NEOs are approved by the Compensation Committee in consultation with the Compensation Committee’s independent compensation advisors. The employment agreements for the NEOs specify their base salary and provide that if the executive’s employment (i) terminates without cause at the Company’s election or (ii) is terminated by the executive for good reason after a change in control, the executive will receive a separation payment as described in more detail under the heading “Potential Payments Upon Termination or Change in Control.” The employment agreements and the terms of equity awards also provide that vesting of some or all of an executive’s equity awards will accelerate upon such event, and the employment agreements (except for Mr. Maddox’s and Mr. Cootey’s) provide for an excise tax gross up. We believe that providing for these benefits in such situations enhances the value of the business by preserving the continuity of management during potential change in control situations and by focusing our senior executives on our long-term priorities. Additional information regarding payments under these provisions is provided under the heading “Potential Payments Upon Termination or Change in Control.”

Tax Deductibility Under Section 162(m). Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation paid to the chief executive officer and three other highest-paid executive officers (other than the chief financial officer) in excess of $1,000,000 in any taxable year, unless the compensation qualifies as “performance-based.” The Company generally seeks for tax deductibility purposes to design and administer some components of executive compensation to allow for tax deductibility when consistent with the overall objectives of the compensation program. However, the Compensation Committee may elect to provide non-deductible compensation when it determines that to be advisable to achieve its compensation objectives of attracting or retaining key executives, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

J. Edward Virtue, Chairman

John J. Hagenbuch

Dr. Ray R. Irani

Alvin V. Shoemaker

Compensation Discussion and Analysis

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation awarded to, earned by, or paid to, each of our NEOs for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)

Stephen A. Wynn	2014	$4,000,000	—	$10,000,000	$10,000,000	$1,322,854	$25,322,854
Chairman and Chief	2013	$4,000,000	$4,000,000	—	$10,000,000	$1,601,381	$19,601,381
Executive Officer	2012	$4,000,000	$2,000,000	—	$10,000,000	$1,743,434	$17,743,434

Matt Maddox	2014	$1,500,000	—	$1,500,000	$1,500,000	$314,400	$4,814,400
President	2013	$1,065,385	—	$1,635,900	$2,000,000	$358,009	$5,059,294
	2012	$1,000,000	—	—	$2,000,000	$481,296	$3,481,296

Stephen Cootey (4)	2014	$587,307	$625,000	$3,958,800	—	$125,746	$5,296,853
SVP, Chief Financial	2013	—	—	—	—	—	—
Officer and Treasurer	2012	—	—	—	—	—	—

Linda Chen	2014	$1,500,000	—	$1,500,000	$1,500,000	$886,249	$5,386,249
President of Wynn	2013	$1,500,000	—	—	$3,000,000	$892,423	$5,392,423
International Marketing	2012	$1,500,000	—	—	$3,000,000	$1,173,755	$5,673,755

Kim Sinatra	2014	$840,769	—	$2,474,875	$850,000	$160,310	$4,325,954
EVP, General Counsel	2013	$800,000	—	—	$1,600,000	$180,881	$2,580,881
and Secretary	2012	$671,346	—	—	$1,300,000	$241,352	$2,212,698

John Strzemp	2014	$750,000	—	$750,000	$750,000	$149,294	$2,399,294
EVP and Chief	2013	$733,461	—	$2,888,250	$1,500,000	$155,412	$5,277,123
Administrative Officer	2012	$650,000	—	—	$1,300,000	—	$1,950,000

(1)

The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted in the specified year, computed in accordance with accounting standards for stock based compensation. See our Annual Report on Form 10-K for the year ended December 31, 2014, Item 8, Note 15—“Stock-Based Compensation” to our Consolidated Financial Statements for assumptions used in computing fair value.

(2)

Stock awards constituting part of the 2014 Annual Performance Awards are reported in this table as 2014 compensation to reflect the applicable service period for such awards. Mr. Cootey’s 2014 stock award and other NEOs’ prior year stock awards are reported in the year of grant.

(3)

For executives other than Mr. Wynn, amounts reported as “All Other Compensation” for 2014 consist primarily of accrued cash distributions related to unvested restricted stock. Dividends that are accrued on unvested restricted stock are reported as compensation pursuant to SEC rules because the value of the dividend was not previously reflected in the accounting expense for these awards when they were granted, as the Company did not regularly pay dividends at that time. These dividend amounts are payable to the executive only if and to the extent the restricted stock vests and is not forfeited.

The following amounts for 2014 are included in “All Other Compensation” for Mr. Wynn:
(i)	personal use of Company aircraft of $1,049,798 (Mr. Wynn receives no tax gross ups relating to the value of aircraft usage that is imputed to him as compensation);
(ii)	insurance premiums and benefits including executive life and medical insurance of $41,549;
(iii)	allocated compensation and benefits for the personal use of a driver whom we employ for Mr. Wynn and the personal use of vehicles of $163,216; and
(iv)	merchandise discounts of $68,291.

The following amounts for 2014 are included in “All Other Compensation” for Mr. Maddox:
(i)	insurance premiums and benefits including executive life and medical insurance of $1,566;
(ii)	accrued cash dividends related to unvested restricted stock of $312,500; and
(iii)	merchandise discounts of $344.

The following amounts for 2014 are included in “All Other Compensation” for Mr. Cootey:
(i)	insurance premiums and benefits including executive life and medical insurance of $746; and
(ii)	accrued cash dividends on unvested restricted stock of $125,000.

The following amounts for 2014 are included in “All Other Compensation” for Ms. Chen:
(i)	housing and other living expenses in Macau of $258,639;
(ii)	insurance premiums and benefits including executive life and medical insurance of $2,610; and
(iii)	accrued cash dividends on unvested restricted stock of $625,000.

The following amounts for 2014 are included in “All Other Compensation” for Ms. Sinatra:
(i)	insurance premiums and benefits including executive life and medical insurance of $4,060; and
(ii)	accrued cash dividends on unvested restricted stock of $156,250.

Executive Compensation Tables

Executive Compensation Tables

The following amounts for 2014 are included in “All Other Compensation” for Mr. Strzemp:
(i)	insurance premiums and benefits including executive life and medical insurance of $5,544; and
(ii)	accrued cash dividends on unvested restricted stock of $143,750.
(4)	Mr. Cootey joined the Company as Senior Vice President – Finance in January 2014 and was promoted to Chief Financial Officer, effective as of May 16, 2014.

Discussion of Summary Compensation Table

In 2014, each of the NEOs received base salary in accordance with the terms of his or her employment agreement, as approved by the Compensation Committee. Key terms of the current agreements, as amended, as of December 31, 2014, were as follows:

Named Executive Officer	Contract Expiration	Base Salary
Stephen A. Wynn (1)	10/24/20	$4,000,000
Matt Maddox	12/31/16	$1,500,000
Stephen Cootey	1/02/17	$625,000
Linda Chen	2/24/20	$1,500,000
Kim Sinatra	2/17/17	$850,000
John Strzemp	3/31/17	$750,000

(1)

In January 2015, the Company amended Mr. Wynn’s employment agreement, effective as of January 1, 2015, which decreased his base salary from $4.0 million to $2.5 million per year and extended the term of his employment agreement for two years through October 24, 2022.

Each of the employment agreements provide that the executive will participate in company profit sharing and retirement plans if offered, disability or life insurance plans, medical and/or hospitalization plans, vacation and expense reimbursement programs. In addition, the agreements provide for severance payments and benefits upon certain terminations of employment, including termination following a change in control, as discussed in the section below entitled “Potential Payments Upon Termination or Change in Control.”

2014 Grants of Plan-Based Awards Table

The Company’s 2014 Plan rewards management for creation of superior return to stockholders, measured by the operating performance of our resorts. The amounts shown in the table below reflect possible payments based upon salaries in effect during the first quarter of 2014, when the performance criteria were established. Actual payouts were based upon the achievement of the 2014 performance goals as described in “Compensation Discussion and Analysis — Elements of Executive Compensation.”

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Named Executive Officer		Target/Maximum ($)(1)
Stephen A. Wynn	N/A	$25,000,000	—	—
Matt Maddox	N/A	$ 3,000,000	—	—
Stephen Cootey	01/02/2014	—	20,000(3)	$3,958,800
Linda Chen	N/A	$ 3,000,000	—	—
Kim Sinatra	N/A	$ 1,700,000	—	—
	05/05/2014	—	7,500(4)	$1,624,875
John Strzemp	N/A	$ 1,500,000	—	—

(1)

The amounts shown in the table above reflect possible 2014 performance-based annual incentive awards based upon salaries in effect during the first quarter of 2014, when the performance criteria were established. The awards are subject to (1) the limitations set forth in the 2014 Plan, including the cash and stock grant limits and continued employment through the end of the performance period, (2) the Compensation Committee’s ability to reduce awards in its discretion and (3) payment of at least 50% of the awards in shares of Common Stock subject to a holding period, if applicable. Actual awards were based upon achievement of the 2014 performance criteria: (1) achievement of a 2014 adjusted property EBITDA goal; (2) retention of specified third party recognition of quality and performance as of December 1, 2014; (3) achievement of certain goals related to the development of Wynn Palace as of December 1, 2014. Achievement of these 2014 performance criteria resulted in the payment of maximum bonuses under the 2014 Plan to all NEOs with exception of (i) Mr. Wynn who received $20 million instead of the $25 million

Executive Compensation Tables

Executive Compensation Tables

maximum and (ii) Mr. Cootey who was not a participant in the 2014 performance-based annual incentive awards program as he was not a NEO at the time the Compensation Committee established the performance criteria.

(2)

The amounts are calculated based on the aggregate grant date fair value computed in accordance with accounting standards for stock based compensation. See our Annual Report on Form 10-K for the year ended December 31, 2014, Item 8, Note 15—“Stock-Based Compensation” to our Consolidated Financial Statements for assumptions used in computing fair value.

(3)	Mr. Cootey’s awards will vest as follows: 20,000 shares will vest one-third on each of January 2, 2017, 2018 and 2019.
(4)	Ms. Sinatra’s awards immediately vested on May 5, 2014.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)

Stephen A. Wynn	—	—	—	—	—	—
Matt Maddox (1)	—	175,000	$107.95	05/06/2018	50,000	$7,438,000
	—	150,000	$47.12	05/06/2019	—	—
Stephen Cootey (2)	—	—	—	—	20,000	$2,975,200
Linda Chen (3)	—	175,000	$107.95	05/06/2018	100,000	$14,876,000
	40,000	150,000	$47.12	05/06/2019	—	—
Kim Sinatra (4)	—	75,000	$107.95	05/06/2018	25,000	$3,719,000
	—	125,000	$47.12	05/06/2019	—	—
John Strzemp (5)	—	—	—	—	22,500	$3,347,100

(1)	Mr. Maddox’s unvested awards will vest as follows:
a.	175,000 stock options will vest on December 5, 2016;
b.	30,000 stock options will vest on May 6, 2015, and each anniversary thereafter until the 150,000 stock options are fully vested; and
c.	50,000 shares of restricted stock will vest on December 5, 2016.
(2)

Mr. Cootey joined the Company as Senior Vice President – Finance in January 2014 and was promoted to Chief Financial Officer, effective as of May 16, 2014. Mr. Cootey received 20,000 shares of restricted stock in connection with his employment agreement. Mr. Cootey’s unvested awards will vest as follows:

a.	20,000 shares will vest one-third on each of January 2, 2017, 2018 and 2019.
(3)	Ms. Chen’s unvested awards will vest as follows:
a.	175,000 stock options will vest on December 5, 2016;
b.	30,000 stock options will vest on May 6, 2015, and each anniversary thereafter until the 150,000 stock options are fully vested; and
c.	100,000 shares of restricted stock will vest on December 5, 2016.
(4)	Ms. Sinatra’s unvested awards will vest as follows:
a.	75,000 stock options will vest on December 5, 2016;
b.	25,000 stock options will vest on May 6, 2015, and each anniversary thereafter until the 125,000 stock options are fully vested; and
c.	25,000 shares of restricted stock will vest on December 5, 2016.
(5)	Mr. Strzemp’s unvested awards will vest as follows:
a.	2,500 shares of restricted stock will vest on February 21, 2015, and each anniversary thereafter until February 21, 2017, at which time the remaining of 17,500 shares will vest.
(6)	Amounts in this column are based upon the closing price of the Company’s stock at year-end, which was $148.76 per share.

All vesting is conditioned upon such NEOs being an employee of the Company on the vesting date, except as discussed below under “Potential Payments Upon Termination or Change in Control.”

Executive Compensation Tables

Executive Compensation Tables

Option Exercises and Stock Vested in 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Stephen A. Wynn	—	—	—	—
Matt Maddox	30,000	$4,713,195	—	—
Stephen Cootey	—	—	—	—
Linda Chen	—	—	—	—
Kim Sinatra	25,000	$3,790,700	7,500	$1,624,875
John Strzemp	—	—	2,500	$589,000

The amounts reported in the table above are based on the sales price of the Company’s Common Stock on the date the stock options were exercised or the closing price of the Company’s Common Stock on the date the stock award vested. Upon vesting of the stock award, the executive also was paid an amount equal to the dividends that had accrued on the shares prior to their vesting.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Termination Due to Death, Complete Disability or License Revocation. The Company’s employment agreements with its NEOs provide that such agreements terminate automatically upon death or complete disability of the employee, as well as upon failure of the employee to obtain or maintain any required gaming licenses. Upon such termination, (a) for all NEOs other than Mr. Wynn, such NEO is entitled to a lump sum payment of accrued and unpaid base salary and vacation pay through the termination date and (b) for Mr. Wynn, Mr. Wynn is entitled to a lump sum separation payment (described below), payment of accrued and unpaid base salary and vacation pay through the termination date and an excise tax gross up. In addition, certain of the stock option agreements and restricted stock agreements held by the NEOs provide that unvested options and shares will vest upon such termination.

Payments Made Upon Termination Without Cause at Employer’s Election During the Term. The Company’s employment agreements with its NEOs provide that such agreements are terminable by the Company without cause upon notice to the employee, so long as a “separation payment” is paid as provided in such contracts. Cause is defined as (i) willful destruction of property of the Company or an affiliate having a material value to the Company or such affiliate; (ii) fraud, embezzlement, theft, or comparable dishonest activity; (iii) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude; (iv) breach, neglect, refusal, or failure to materially discharge duties (other than due to physical or mental illness) commensurate with title and function, or failure to comply with the lawful directions of the Company, that is not cured within 15 days after written notice thereof; (v) willful and knowing material misrepresentation to the Company’s or an affiliate’s board of directors; (vi) willful violation of a material policy of the Company or an affiliate, which does or could result in material harm to the Company or to the Company’s reputation; or (vii) material violation of a statutory or common law duty of loyalty or fiduciary duty to the Company or an affiliate.

The “separation payment,” except for Mr. Cootey, consists of a multiple (ranging from one to, in the case of Mr. Wynn, three times) of the sum of (a) base salary through the end of the term of the agreement, but not less than 12 months (and in Mr. Wynn’s and Ms. Chen’s cases, not more than four years); (b) bonus for all bonus periods based upon last bonus paid pursuant to the employment agreement through the end of the term of the agreement but not less than 12 months (and in Mr. Wynn’s and Ms. Chen’s cases, not more than four years), except Ms. Sinatra who receives the bonus that was paid to her in the preceding bonus period (projected over 12 months if the bonus was less than a year); (c) any accrued but unpaid vacation pay; and (d) except for Mr. Maddox, an excise tax gross up. For Mr. Cootey, the “separation payment” consists of a sum equal to 12 months of his base salary, plus the bonus that was paid to him for the preceding bonus period, plus any accrued but unpaid vacation pay. In February 2015, the Company amended Mr. Cootey’s employment agreement, effective February 24, 2015, which modified the base salary component of his separation payment to be his base salary through the end of the term of the agreement, but not less than 12 months. If Ms. Chen or Mr. Cootey is terminated without cause, then as a condition to receiving such separation payment, Ms. Chen and Mr. Cootey, as applicable, must execute a written release-severance agreement that (1) releases the Company, its affiliates, and their officers, directors, agents and employees, from any claims or causes of action, (2) provides for the confidentiality of both the terms of the release-severance agreement and the compensation paid, and (3) except for Mr. Cootey, provides that all non-compete provisions of the employment agreement shall terminate after the period of time for which Ms. Chen receives such compensation. In addition, except for Ms. Chen and

Executive Compensation Tables

Executive Compensation Tables

Mr. Cootey, the NEOs are entitled to health benefits coverage under the same plan or arrangement as the NEO was covered immediately prior to termination. Health benefits are to be provided until the earlier of the remainder of the original term, or until the employee is covered by a plan of another employer. Ms. Sinatra’s employment agreement, in providing such health benefits also provides that, so long as Ms. Sinatra continues to receive health benefits, she may not engage or participate in any business that is in competition with the Company or its affiliates. Some of the stock option agreements and restricted stock agreements held by the NEOs provide that unvested options and shares will vest upon termination without cause.

In July 2011, Ms. Chen was granted a $10 million retention award which vests in full on July 27, 2021, subject to certain provisions. This retention award was awarded to Ms. Chen for her current and expected future contributions to the success of the Company and to provide an incentive to her to remain an employee of the Company. If Ms. Chen’s employment is terminated without “Cause” (as such term is defined in the applicable agreement) prior to the vesting date by the Company or one of its affiliates (including without limitation, termination due to death or disability), a prorated portion of the award equal to the number of full calendar months elapsed between the grant date and the date of such termination of employment divided by 120 shall vest and become payable within 30 days following such termination of employment. If Ms. Chen’s employment is terminated for any other reason (including termination for Cause or Ms. Chen’s voluntary resignation) prior to the vesting date, the award shall be forfeited in full with no compensation paid under the award.

Payments Made Upon Termination by Employee for Good Reason after Change in Control. The Company’s employment agreements with its NEOs provide that such agreements are terminable by the employee for good reason after a change in control. A change in control is defined as (a) any person or group (other than Mr. Wynn and his affiliates) becomes the beneficial owner of more than 50% of the Company’s outstanding securities, (b) the existing directors of the Company (including those elected in the normal course and not including those elected as a result of an actual or threatened election contest) cease to constitute a majority of the Board of the Company, or (c) the consummation of a merger, consolidation or reorganization to which the Company is a party or the sale or disposition of substantially all of the assets of the Company. Good reason is defined as: (i) reduction of employee’s base salary; (ii) discontinuation of employer’s bonus plan without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce employee’s potential bonus at any given level of economic performance of employer or its successor entity; (iii) material reduction in the aggregate benefits and perquisites to employee; (iv) requirement that such employee change the location of his or her job or office by a distance of more than 25 miles; (v) reduction of responsibilities or required reporting to a person of lower rank or responsibilities; or (vi) a successor’s failure to expressly assume in writing the employment agreement. Upon termination by the employee pursuant to this provision, the employee is entitled to the same amounts and in the case of the post-employment health benefits of Ms. Sinatra, subject to the same obligations described under “Payments Made Upon Termination Without Cause at Employer’s Election During the Term” above. In addition, if an executive’s termination is deemed to occur in connection with a change in control under the Internal Revenue Code, certain executives are entitled to a tax gross up on the excise tax if the executive’s benefits trigger an excise tax. Pursuant to the terms of the applicable stock option agreements and restricted stock grant agreements, some or all of the unvested options and restricted stock held by the NEOs would immediately vest upon termination by the Company without cause or upon termination by the employee for good reason after a change in control.

Ms. Chen’s employment agreement includes a non-competition obligation providing that Ms. Chen may not engage or participate in any business that is in competition with the Company or its affiliates for such period as the Company continues to compensate Ms. Chen, including through periodic separation payments made due to her termination of her employment for good reason after a change in control.

Payments Made Upon Termination. The tables below reflect the amount of compensation that would become payable to each of the NEOs under existing agreements and arrangements if the named executive’s employment had terminated on December 31, 2014, given the named executive’s compensation as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits generally available to all salaried employees, such as distributions under the Company’s 401(k) plan. In addition, in connection with any actual termination of employment, the Compensation Committee may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate. The actual amounts that would be paid upon an NEO’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Executive Compensation Tables

Executive Compensation Tables

Stephen A. Wynn

In the case of Mr. Wynn, the payment to be made upon death or disability is the salary and bonus that would be payable during the remaining term of the contract with a limit at four years and upon “Termination Without Cause at Employer’s Election During the Term” and “Termination by Employee for Good Reason After Change in Control” is three times the salary and bonus that would be payable during the remaining term of the contract with a limit of four years.

	Termination Upon Death or Complete Disability	Termination Without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary (1)	$16,000,000	$48,000,000	$48,000,000
Bonus (2)	$80,000,000	$240,000,000	$240,000,000
Stock Options/Restricted Stock	—	—	—
Company Paid Life Insurance	$1,300,000	—	—
Tax Gross Up (1)	—	—	$143,522,388
Benefits (3)	$215,595	$215,595	$328,918

(1)

In January 2015, the Company amended Mr. Wynn’s employment agreement, effective January 1, 2015, which decreased his base salary from $4.0 million to $2.5 million per year and extended the term of his employment agreement for two years through October 24, 2022. As a result, certain payments made upon termination shown above (which reflects a termination as of December 31, 2014), would be revised to be as follows if Mr. Wynn’s employment had terminated on January 1, 2015.

a.	Base Salary:
(i)	Termination Upon Death or Complete Disability is $10,000,000
(ii)	Termination Without Cause at Employer’s Election During the Term is $30,000,000
(iii)	Termination by Employee for Good Reason After Change in Control is $30,000,000
b.	Tax Gross Up
(i)	Termination by Employee for Good Reason After Change in Control is $134,061,152
(2)	Calculation based on 2014 annual incentive awards paid in January 2015.
(3)

Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Matt Maddox

	Termination Upon Death or Complete Disability	Termination Without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$3,000,000	$3,000,000
Bonus (1)	—	$6,000,000	$6,000,000
Stock Options/Restricted Stock (2)(3)(4)(5)	$31,913,250	$12,908,846	$16,667,250
Company Paid Life Insurance	$ 1,500,000	—	—
Tax Gross Up	—	—	—
Benefits (6)	—	$99,221	$99,221

(1)	Calculation based on 2014 annual incentive awards paid in January 2015.
(2)

Upon death, complete disability or change in control, unvested stock options of 175,000 would vest in full immediately. Using the closing price on December 31, 2014, the value of such stock options upon exercise would have been $7,141,750. Upon termination without cause, 175,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2014, the value of such 135,539 stock options upon exercise would have been $5,531,347.

(3)

Upon death or complete disability, unvested stock options of 150,000 would vest in full immediately. Using the closing price on December 31, 2014, the value of such stock options upon exercise would have been $15,246,000.

(4)

Upon death, complete disability or change in control, 50,000 shares of restricted stock would vest in full immediately so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2014, the value of such 50,000 shares would have been $7,438,000, plus accrued dividends of $2,087,500.

(5)

Upon termination without cause, 50,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2014, the value of such 38,725 shares would have been $5,760,731, plus accrued dividends of $1,616,769.

(6)

Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Executive Compensation Tables

Executive Compensation Tables

Stephen Cootey

	Termination Upon Death or Complete Disability	Termination Without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary (1)	Amount earned and unpaid through the date of termination.	$625,000	$625,000
Bonus (2)	—	$625,000	$625,000
Stock Options/Restricted Stock (3)	—	—	—
Company Paid Life Insurance	$ 625,000	—	—
Tax Gross Up	—	—	—
Benefits	—	—	—

(1)

In February 2015, the Company amended Mr. Cootey’s employment agreement, effective February 24, 2015, which modified the base salary component of his separation payment to be his base salary through the end of the term of the agreement, but not less than 12 months. As a result, certain payments made upon termination shown above (which reflects a termination as of December 31, 2014) would be revised to be as follows if Mr. Cootey’s employment had been terminated on February 24, 2015.

a.	Base Salary
(i)	Termination Without Cause at Employer’s Election During the Term is $1,250,000
(ii)	Termination by Employee for Good Reason After Change in Control is $1,250,000
(2)	Calculation based on 2014 annual incentive awards paid in January 2015.
(3)	Upon termination for any reason, any of his 20,000 shares of restricted stock that have not vested as of December 31, 2014, would be forfeited.

Linda Chen

	Termination Upon Death or Complete Disability	Termination Without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$6,000,000	$6,000,000
Bonus (1)	—	$12,000,000	$12,000,000
Stock Options/Restricted Stock (2)(3)(4)(5)	$45,504,350	$24,352,137	$30,258,350
Macau Executive Residence (6)	—	$9,676,545	$9,676,545
Retention Plan Award (7)	$ 3,416,667	$3,416,667	—
Company Paid Life Insurance	$ 1,500,000	—	—
Tax Gross Up	—	—	—
Benefits	—	—	—

(1)	Calculation based on 2014 annual incentive awards paid in January 2015.
(2)

Upon death, complete disability or change in control, unvested stock options of 175,000 would vest in full immediately. Using the closing price on December 31, 2014, the value of such stock options upon exercise would have been $7,141,750. Upon termination without cause, 175,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2014, the value of such 135,539 stock options upon exercise would have been $5,531,347.

(3)

Upon death or complete disability, unvested stock options of 150,000 would vest in full immediately. Using the closing price on December 31, 2014, the value of such stock options upon exercise would have been $15,246,000. As of December 31, 2014, vested stock options of 40,000 were available for exercise. Using the closing price on December 31, 2014, the value of such vested shares would have been $4,065,600.

(4)

Upon death, complete disability or change in control, 100,000 shares of restricted stock would vest in full immediately. Using the closing price on December 31, 2014, the value of such 100,000 shares would have been $14,876,000, plus accrued dividends of $4,175,000.

(5)

Upon termination without cause, 100,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date. Using the closing price on December 31, 2014, the value of such 77,451 shares would have been $11,521,611, plus accrued dividends of $3,233,579.

(6)

Upon termination without cause or a change in control, the Macau Executive Residence could be purchased by Ms. Chen for $1.00. The amount reflected in the table represents the estimated fair market value of the residence at December 31, 2014.

(7)

Upon death, complete disability or termination without cause, the retention award will vest on a prorated basis equal to the number of full calendar months elapsed between the grant date and the date of such termination of employment divided by 120.

Executive Compensation Tables

Executive Compensation Tables

Kim Sinatra

	Termination Upon Death or Complete Disability	Termination Without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$1,841,667	$1,841,667
Bonus (1)	—	$1,700,000	$1,700,000
Stock Options/Restricted Stock (2)(3)(4)(5)	$20,528,500	$6,059,416	$7,823,500
Company Paid Life Insurance	$ 850,000	—	—
Tax Gross Up	—	—	—
Benefits (6)	—	$108,226	$108,226

(1)	Calculation based on 2014 annual incentive awards paid in January 2015.
(2)

Upon death, complete disability or change in control, unvested stock options of 75,000 would vest in full immediately. Using the closing price on December 31, 2014, the value of such stock options upon exercise would have been $3,060,750. Upon termination without cause, 75,000 stock options would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2014, the value of such 58,088 stock options upon exercise would have been $2,370,571.

(3)

Upon death or complete disability, unvested stock options of 125,000 would vest in full immediately. Using the closing price on December 31, 2014, the value of such stock options upon exercise would have been $12,705,000.

(4)

Upon death, complete disability or change in control, 25,000 shares of restricted stock would vest in full, so long as the employee’s employment agreement with the Company has not terminated or expired. Using the closing price on December 31, 2014, the value of such restricted stock grants upon vesting would have been $3,719,000, plus accrued dividends of $1,043,750.

(5)

Upon termination without cause, 25,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date, so long as the employee’s employment agreement with the Company has not terminated. Using the closing price on December 31, 2014, the value of such 19,363 shares would have been $2,880,440 plus accrued dividends of $808,405.

(6)

Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

John Strzemp

	Termination Upon Death or Complete Disability	Termination Without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	Amount earned and unpaid through the date of termination.	$1,687,500	$1,687,500
Bonus (1)	—	$3,375,000	$3,375,000
Stock Options/Restricted Stock (2)	—	—	—
Company Paid Life Insurance	$ 750,000	—	—
Tax Gross Up	—	—	—
Benefits (3)	—	$112,773	$112,773

(1)	Calculation based on 2014 annual incentive awards paid in January 2015.
(2)	Upon termination for any reason, any of his 22,500 shares of restricted stock that have not vested as of December 31, 2014, would be forfeited.
(3)

Continued health benefits for remainder of term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Executive Compensation Tables

Certain Relationships and Related Transactions

Pursuant to Company policy, the Audit Committee reviews for approval or ratification all transactions with any related person, which SEC rules define to include directors, director nominees, executive officers, beneficial owners of in excess of 5% of the outstanding shares of the Company’s Common Stock, and their respective immediate family members. The policy classifies as pre-approved (a) employment of executive officers and director compensation if the compensation is required to be reported under Item 402 of Regulation S-K; (b) transactions with another company or charitable contributions if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s or donee’s shares if the aggregate amount does not exceed the greater of $200,000 or 5% of that company’s or donee’s total annual revenues; (c) transactions where the related person’s interest arises solely from the ownership of the Company’s stock and all stockholders benefit on a pro rata basis; (d) transactions involving competitive bids; (e) regulated transactions involving services as a common carrier or public utility at rates fixed in conformity with law or governmental authority; and (f) transactions with related parties involving a bank as depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The Audit Committee receives notice of the occurrence of all pre-approved transactions. All other transactions with related persons are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The following are the material transactions or agreements between the Company and related persons. The Audit Committee has approved or ratified all of these transactions that occurred after the date of the adoption of the policy.

Stockholders Agreement. On January 6, 2010, Mr. Wynn, the Chairman of the Board and Chief Executive Officer of the Company, Ms. Elaine P. Wynn, a director of the Company, and Aruze, each of whom were then greater than 5% stockholders of the Company, entered into an amended and restated stockholders agreement (the “Amended and Restated Stockholders Agreement”) which amended and restated the stockholders agreement between Mr. Wynn and Aruze (which had been entered into as of April 11, 2002, as amended as of November 8, 2006, and was subject to waivers and consents, dated July 31, 2009, and August 13, 2009). Pursuant to the Amended and Restated Stockholders Agreement, Ms. Elaine P. Wynn (a) became a party to the Amended and Restated Stockholders Agreement in connection with her ownership of 11,076,709 shares of the Company’s Common Stock that were transferred to Ms. Elaine P. Wynn by Mr. Wynn and (b) became subject to the covenants and provisions thereof, including with respect to voting agreements, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on transfer of such shares subject to release of $10 million of such shares on January 6, 2010 and on each of the following nine anniversaries thereof. In addition, the Amended and Restated Stockholders Agreement amended the voting agreement provision to provide that each of Mr. Wynn, Ms. Elaine P. Wynn and Aruze agree to vote all shares of the Company held by them and subject to the terms of the Amended and Restated Stockholders Agreement in a manner so as to elect to the Company’s Board of Directors each of the nominees contained on each and every slate of directors endorsed by Mr. Wynn, which slate will include, subject to certain conditions, Ms. Elaine P. Wynn and, so long as such slate results in a majority of directors at all times being candidates endorsed by Mr. Wynn, nominees approved by Aruze. As a result of the share redemption described below, the shares previously held by Aruze are no longer issued and outstanding and neither Mr. Wynn nor Ms. Wynn has or shares the power to vote or dispose of the Former Aruze Shares, as defined below. Further, by virtue of that redemption, neither Mr. Wynn nor Ms. Wynn remains a member of any “group” with Aruze nor is either of Mr. Wynn or Ms. Wynn otherwise a beneficial owner of the Former Aruze Shares.

Artwork. Since June 2006, Wynn Las Vegas, LLC has leased certain pieces of fine art from Mr. Wynn for an annual fee of one dollar ($1). Wynn Las Vegas is responsible for all expenses incurred in exhibiting and safeguarding those works that it exhibits under the lease, including the cost of insurance (including terrorism insurance) and taxes.

The “Wynn” Surname Rights Agreement. On August 6, 2004, the Company entered into agreements with Mr. Wynn that confirm and clarify the Company’s rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted the Company an exclusive, fully paid-up, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted the Company the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017.

Villa Lease. Mr. Wynn currently leases a villa at Wynn Las Vegas for use as his personal residence. The lease, including each amendment and/or restatement thereof was approved by the Audit Committee of the Board. The members of the Audit Committee and Board believe that having Mr. Wynn’s personal residence on the Company’s property provides

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

significant value to the Company and our stockholders. Accordingly, prior to November 2013, the villa was provided to Mr. Wynn as part of his compensation arrangements, with the rental value of the villa being reported as imputed income to Mr. Wynn, based on the fair market value of the accommodations provided. However, after considering evolving compensation practices, beginning in November 2013, pursuant to the 2013 Second Amended and Restated Agreement of Lease, dated as of November 7, 2013 and amended as of February 25, 2015 (the “SW Lease”), Mr. Wynn pays Wynn Las Vegas annual rent for the villa at its fair market value of the accommodations based independent third-party expert opinions of value, which is $525,000 per year through February 28, 2015 and $559,295 per year from March 1, 2015 through February 28, 2017. The rental value for the villa will be re-determined every two years during the term of the SW Lease by the Audit Committee. Certain services for, and maintenance of, the villa are included in the annual rent.

Home Purchase. In May 2010, the Company entered into an employment agreement with Linda Chen, who is an Executive Director and the Chief Operating Officer of Wynn Macau, Limited and President of Wynn International Marketing, Limited. The term of the employment agreement is through February 24, 2020. Under the terms of the employment agreement, the Company purchased a home in Macau for use by Ms. Chen and has made renovations to the home with total costs of $9.4 million through December 31, 2014. Upon the occurrence of certain events set forth below, Ms. Chen has the option to purchase the home at the then fair market value of the home (as determined by an independent appraiser) less a discount equal to ten percentage points multiplied by each anniversary of the term of the agreement that has occurred (the “Discount Percentage”). The option is exercisable for (a) no consideration at the end of the term, (b) $1.00 in the event of termination of Ms. Chen’s employment without “cause” or termination of Ms. Chen’s employment for “good reason” following a “change in control”, and (c) at a price based on the applicable Discount Percentage in the event Ms. Chen terminates the agreement due to material breach by the Company. Upon Ms. Chen’s termination for “cause,” Ms. Chen will be deemed to have elected to purchase the Macau home based on the applicable Discount Percentage unless the Company determines to not require Ms. Chen to purchase the home. If Ms. Chen’s employment terminates for any other reason before the expiration of the term (e.g., because of her death or disability or due to revocation of her gaming license), the option will terminate.

Aircraft Arrangements. Mr. Wynn had a time sharing agreement with the Company, covering his personal use of Company-owned aircraft (“Old Time Sharing Agreement”). The Old Time Sharing Agreement required the Company to include as taxable compensation of such executive, the direct costs that the Company incurs in operating the aircraft, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables for his personal use of the aircraft. During 2014, $399,941 was included in Mr. Wynn’s taxable compensation pursuant to the Old Time Sharing Agreement. In the event that direct costs in operating the aircraft exceed the amounts determined by using the SIFL method, such additional costs are paid for by the Company. Effective January 1, 2015, the Old Time Sharing Agreement was replaced with a new time sharing agreement pursuant to which Mr. Wynn will reimburse the Company for certain expenses for his personal use of Company aircraft, subject to a $250,000 credit per calendar year as approved by the Compensation Committee.

Reimbursable Costs. The Company periodically provides services to certain of its executive officers and directors, including the personal use of employees, construction work and other personal services. These certain officers and directors have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At December 31, 2014, Mr. Wynn and Ms. Elaine P. Wynn had net deposit balances with the Company of $284,949 and $178,190, respectively.

Plane Option Agreement. On January 3, 2013, the Company and Mr. Wynn entered into an agreement pursuant to which Mr. Wynn agreed to terminate a previously granted option to purchase an approximately two acre tract of land located on the Wynn Las Vegas golf course and, in return, the Company granted Mr. Wynn the right to purchase any or all of the aircraft owned by the Company or its direct wholly owned subsidiaries. The aircraft purchase option is exercisable upon 30 days written notice and at a price equal to the book value of such aircraft and will terminate on the date of termination of the employment agreement between the Company and Mr. Wynn, which expires in October 2022.

Other. In addition to the above, the Company (or its subsidiaries) (a) employs Michael Pascal, the brother of Ms. Elaine P. Wynn, as a Senior Executive Host of Wynn Las Vegas; and (b) employs Michael Pascal’s wife, Mary Ann Pascal, as Vice President – Player Development at Wynn Las Vegas. The Audit Committee of the Company approved each such employment arrangement in advance and determined that compensation was at (or below) levels paid to non-family members. Total compensation paid to the above-named individuals for 2014 included the following amounts calculated in the same manner as the Summary Compensation Table values presented for NEOs: (a) to Michael Pascal, base salary and bonus of $142,500, and other compensation of $2,269; and (b) to Mary Ann Pascal, base salary and bonus of $200,000, and other compensation of $774. Michael and Mary Ann Pascal’s annual base salary for 2015 is $132,500 and $200,000, respectively.

Certain Relationships and Related Transactions

Proposal 2: Ratification of Appointment of Independent Auditors

The Audit Committee of the Board has selected Ernst & Young LLP, a registered public accounting firm, as our independent public accountants to examine and report to our stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2015. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Ernst & Young LLP as the Company’s independent public accountants, although this is not required under Nevada law or under the Company’s Articles or Bylaws. If the stockholders do not ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2015, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors. Even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Audit and Other Fees

The following table presents the aggregate fees billed to the Company for audit and other services provided by Ernst & Young LLP, the Company’s independent auditor for each of the fiscal years ended December 31, 2014, and December 31, 2013:

	Aggregate Fees
Category	2014	2013

Audit fees	$1,779,725	$1,732,919
Audit-related fees	$31,000	$30,000
Tax fees	$274,563	$328,980
All other fees	$—	$59,538

“Audit fees” includes the aggregate fees billed for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30 and September 30, for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the years ended December 31, 2014, and 2013, and the audit of our internal controls over financial reporting as of December 31, 2014, and 2013. “Audit fees” also include amounts billed for services provided in connection with securities offerings, audit related accounting consultations and statutory audits of certain subsidiaries of the Company. “Audit-related fees” include the aggregate fees billed for audits of the Company’s defined contribution employee benefit plan. “Tax fees” include fees for international tax research, planning for the Company’s foreign subsidiaries, domestic tax planning and other research. “All other fees” consisted of due diligence services in 2013. All of our independent auditor’s fees were pre-approved by the Audit Committee in 2014. The Audit Committee pre-approves services either by: (1) approving a request from management describing a specific project at a specific fee or rate; or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at usual and customary rates.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC

ACCOUNTANTS FOR THE YEAR 2015.

Report of the Audit Committee

Our role is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America and for auditing and providing an attestation report on the effectiveness of our internal control over financial reporting.

Proposal 2: Ratification of Appointment of Independent Auditors

Proposal 2: Ratification of Appointment of Independent Auditors

We have reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2014. We have discussed with the independent registered public accounting firm the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. We have received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence and have discussed with the independent auditors their firm’s independence. Based on the review and discussion referred to above, we recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

Audit Committee

D. Boone Wayson, Chairman

John J. Hagenbuch

Robert J. Miller

Alvin V. Shoemaker

Proposal 2: Ratification of Appointment of Independent Auditors

Proposal 3: Approval of Articles

Amendment

The Company is incorporated under the laws of the State of Nevada pursuant to Chapter 78 of the Nevada Revised Statutes (“NRS”). In February 2015, the Board approved, subject to stockholder approval, an amendment to the Company’s Second Amended and Restated Articles of Incorporation (the “Articles”). This amendment (the “Articles Amendment”) would permit the Company to make any distribution to its stockholders that otherwise would be prohibited by NRS 78.288(2)(b).

NRS 78.191 provides that a distribution may be in the form of (i) a declaration or payment of a dividend, (ii) a purchase, redemption or other acquisition of shares, (iii) a distribution of indebtedness, or (iv) otherwise. Under NRS 78.288(2), the directors of a corporation may authorize, and the corporation may make, distributions (including cash dividends) to stockholders, but no such distribution may be made if, after giving it effect:

•	the corporation would not be able to pay its debts as they become due in the usual course of business (the “Solvency Test”); or

•

except as otherwise specifically allowed by the corporation’s articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution (the “Balance Sheet Test”).

As noted above, NRS 78.288(2) affords a corporation the flexibility of exempting distributions from the Balance Sheet Test pursuant to a provision in its articles of incorporation. The Articles Amendment would specifically allow the Company to avail itself of the flexibility permitted under the statute, and thereby authorize the Board, subject to applicable fiduciary duties and the Solvency Test, to approve greater distributions and returns of capital to stockholders than may otherwise be allowed without the Articles Amendment, if and when appropriate in the circumstances.

Declaration and payment of any distribution (including cash dividends or certain share purchases) will remain subject to the discretion of our Board. We have historically paid periodic cash dividends on our Common Stock. However, the timing and amount of future distributions, if any, will be at the discretion of our Board and will be dependent upon our financial condition, operations, compliance with applicable law, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in any existing or future debt instruments, contractual restrictions, business prospects, industry trends, the provisions of Nevada law affecting the payment of distributions (including the Solvency Test) and any other factors our Board may consider to be relevant. The Board has not made any decision as to whether or when the Company may engage in any distribution that would not otherwise be permissible absent stockholder approval of the Articles Amendment, but the Articles Amendment, if approved, would provide flexibility for the Board in considering the timing and scope of any such distribution. Our ability to pay distributions (including cash dividends) on our Common Stock may depend, in part, on our receipt of cash dividends from our subsidiaries, which may be restricted from paying us dividends as a result of the laws of their jurisdiction of organization, agreements to which they are a party or covenants under any existing or future indebtedness or preferred securities.

The Articles Amendment would add a new Article VIII to the Company’s Articles as follows:

“ARTICLE VIII

SPECIAL PROVISION REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in these Articles or any bylaw of the Corporation, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).”

If the Articles Proposal is approved by the stockholders, the Company intends to file a certificate of amendment or a certificate of amended and restated articles with the Nevada Secretary of State. The Articles Amendment will be effective upon such filing.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ARTICLES AMENDMENT.

Proposal 3: Approval of Articles Amendment

Proposal 4: Stockholder Proposal Regarding A Political Contributions Report

The Company has been advised that the New York State Common Retirement Fund, 59 Maiden Lane, 30th Floor, New York, NY 10038, the beneficial owner of 284,854 shares as of November 25, 2014, intends to submit the following proposal for consideration at the Annual Meeting:

“Resolved, that the shareholders of Wynn Resorts, Ltd., (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.”

Supporting Statement of the New York State Common Retirement Fund

As long-term shareholders of Wynn Resorts, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Wynn Resorts contributed at least $1,800,053 in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Qualcomm, Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

The Board of Directors’ Statement in Opposition

After careful consideration, the Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

The Company operates in a highly regulated industry, and the decisions of federal, state, and local governments can significantly impact the Company. Therefore, the Board believes that it is critical that the Company participate in the political process to protect its business interests and its stockholders’ interests. The Company is committed to participating in the political process as a good corporate citizen, in full compliance with applicable laws. The Company also has adopted the

Proposal 4: Stockholder Proposal Regarding A Political Contributions Report

Proposal 4: Stockholder Proposal Regarding A Political Contributions Report

Political Contributions Policy and Procedures. In addition to the Company’s Code of Business Conduct and Ethics, the Political Contributions Policy and Procedures governs the Company’s consideration of political activities, including the Company’s political contributions at the federal, state, and local levels and the Company’s membership in trade associations.

The Company’s political contributions at the federal, state, and local levels are subject to extensive internal review and oversight to confirm their compliance with applicable contribution limits and regulations. Recognizing that the Company likely will not agree with every position a candidate takes, the Company’s government affairs team meets with a candidate prior to making significant contributions to determine whether supporting the candidate is in the best interests of the Company and its stockholders. In addition, the Company reports to the Audit Committee on its political contributions on a periodic basis.

The Company also believes that it provides sufficient transparency with respect to its political contributions. The Company’s participation in political activities includes contributions to federal elections through Wynn Resorts Limited PAC (“Wynn PAC”). In compliance with federal law, Wynn PAC files regular reports with the Federal Election Commission (“FEC”) to disclose political contributions by Wynn PAC. These reports are publicly available on the FEC website. In addition, reports regarding the Company’s specific political contributions in various jurisdictions are publicly available at each jurisdiction’s official website.

From time to time, the Company pays annual membership dues to industry trade associations. The trade associations in which the Company participates may engage in political activities, but such decisions are governed by those associations’ respective bylaws. Thus, even when the Company participates in these associations, the Company does not control how they use membership dues. The Company expects these trade associations to comply with applicable laws with respect to their political activities. As such, the Board believes that additional disclosures regarding the specific payments made to these trade associations would not benefit stockholders.

In sum, the Company already discloses sufficient information regarding its political contributions; and the Company has an appropriate system of oversight, including its Political Contributions Policy and Procedures, designed to confirm that the Company’s political contributions comply with applicable law and are in the best, long-term interests of the Company and its stockholders. Accordingly, the Board believes that preparing an additional report as requested in the proposal would be unnecessary and an imprudent use of the Company’s time and resources.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE

STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS.

Proposal 4: Stockholder Proposal Regarding A Political Contributions Report

Additional Information

Proxy Procedure and Expenses of Solicitation

We will retain an independent tabulator to receive and tabulate the proxies and an inspector of elections will certify the results.

All expenses incurred in connection with the solicitation of proxies will be borne by us. We will also reimburse banks, brokers and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Solicitation may be undertaken by mail, telephone, personal contact or other similar means by directors, officers and employees without additional compensation. In addition, we have engaged D.F. King & Co, Inc. (“DF King”), a professional proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting. The Company has agreed to pay DF King a fee of approximately $25,000, plus reimbursement for out of pocket expenses. The address of DF King is 48 Wall Street, New York, NY 10005. If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact DF King toll-free at (877) 732-3619.

Stockholder Proposals

Stockholders intending to present a proposal at the 2016 Annual Meeting of Stockholders for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 must submit the proposal in writing to Wynn Resorts, Limited, Attention: Corporate Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Such proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 and must be received by the Company no later than November 11, 2015.

In addition, our Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting when the other business is not submitted for inclusion in the Company’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934. Generally, notice of a nomination or proposal must be delivered to us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered to us not earlier than the close of business on the 120th day prior to such annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Accordingly, for our 2016 Annual Meeting, notice of a nomination or proposal must be delivered to us no later than January 25, 2016 and no earlier than December 26, 2015. Nominations and proposals also must satisfy other requirements set forth in the Bylaws. If a stockholder complies with the forgoing notice provisions and with certain additional procedural requirements in the Bylaws and SEC rules, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the Annual Meeting. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Annual Report

Our financial statements for the year ended December 31, 2014, are included in our 2014 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at http://www.wynnresorts.com. If you would like to receive a printed copy of these materials, please call our Investor Relations department at (702) 770-7555 or send a written request to the Company at Wynn Resorts, Limited, c/o Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and we will send a copy to you without charge.

Householding

Stockholders who are beneficial owners, but not the record holders, who share a single address may receive only one copy of the Company’s Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered, unless the broker, bank or other nominee delivering the materials has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or proxy statement and annual report to a stockholder at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of the Notice of Internet Availability or

Additional Information

Additional Information

proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (702) 770-7555 or by submitting a written request to Wynn Resorts, Limited, c/o Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Beneficial owners sharing an address who are receiving multiple copies of the Notice of Internet Availability or proxy statement and annual report and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all stockholders at the shared address in the future.

Other Business

The Company is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the executed proxies on such matters as they determine appropriate in their discretion.

Additional Information

WYNN RESORTS, LIMITED ATTN:ROXANE PEPER 3131 LAS VEGAS BLVD., SOUTH LAS VEGAS, NV 89109 1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 1 1 OF Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.1234 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote 0 FOR the following: nominee(s) on the line below. 2 0 0 0 1. Election of Directors Nominees 01 John J. Hagenbuch 02 J. Edward Virtue 0000000000 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015. 0 0 0 3 To approve the Articles Amendment to provide the Company with additional flexibility in making distributions to its 0 0 0 stockholders. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 4 To vote on a stockholder proposal regarding a political contributions report, if properly presented at the Annual Meeting. 0 0 0 NOTE: To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Investor Address Line 1 Investor Address Line 2 R1.0.0.51160 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 1 Please sign exactly as your name(s) appear(s) hereon. When signing as _ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. 0000229658 SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com . WYNN RESORTS, LIMITED Proxy for Annual Meeting of Stockholders To Be Held on April 24, 2015 This proxy is solicited by the Board of Directors The undersigned stockholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Matt Maddox or Kim Sinatra, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held on April 24, 2015, at 9:00 am, local time, at the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting and otherwise to represent the undersigned at the Annual Meeting, with the same effect as if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES LISTED ON PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2, “FOR” PROPOSAL NO. 3, AND “AGAINST” PROPOSAL NO. 4 (IF PROPERLY PRESENTED AT THE MEETING) AND THEY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Continued and to be signed on reverse side 0000229658_2 R1.0.0.51160